SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

QUESTCOR PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 16, 2010

To Our Shareholders:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Questcor Pharmaceuticals, Inc. to be held on May 28, 2010 at 8:00 a.m. Pacific Time at the corporate offices of Questcor Pharmaceuticals, Inc., 3260 Whipple Road, Union City, California 94587.

The matters expected to be acted upon at the meeting are described in the following Notice of the 2010 Annual Meeting of Shareholders and Proxy Statement.

For this year, we have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. These rules allow us to make our shareholders aware of the availability of our proxy materials by sending a Notice of Internet Availability of Proxy Materials, which provides instructions for how to access the full set of proxy materials through the Internet or make a request to have printed proxy materials delivered by mail. We believe compliance with these rules will allow us to provide our shareholders with the materials they need to make informed decisions, while lowering the costs of printing and delivering those materials and significantly reducing the environmental impact of our Annual Meeting.

It is important that you use this opportunity to participate in the affairs of your Company by voting on the business to come before the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE HOPE YOU WILL VOTE AS SOON AS POSSIBLE USING ONE OF THE VOTING METHODS WE HAVE PROVIDED TO YOU. PLEASE REVIEW THE VOTING INSTRUCTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AS WELL AS IN THE NOTICE YOU PREVIOUSLY RECEIVED IN THE MAIL. Returning the Proxy does not preclude your attending the meeting and voting your shares in person.

If your shares are held in the name of a broker, trust, bank or other nominee, you will need proof of ownership to be admitted to the meeting, as described in the “How can I attend the Annual Meeting?” question, which can be found on page 1 of the Proxy Statement.

Thank you for your interest in Questcor.

Sincerely,

Don M. Bailey
President and Chief Executive Officer

NOTICE OF THE 2010 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS
PROPOSAL 1
ELECTION OF DIRECTORS
GOVERNANCE OF THE COMPANY
AUDIT COMMITTEE REPORT
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CODE OF BUSINESS CONDUCT AND ETHICS
COMPENSATION DISCUSSION AND ANALYSIS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ODENBERG, ULLAKKO, MURANISHI & CO. LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.
OTHER MATTERS
ANNUAL REPORT
Exhibit A
Exhibit B
Exhibit C

3260 Whipple Road
Union City, California 94587

NOTICE OF THE 2010 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Questcor Pharmaceuticals, Inc.:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders of Questcor Pharmaceuticals, Inc., a California corporation, will be held on May 28, 2010 at 8:00 a.m. Pacific Time at the Company’s corporate offices at 3260 Whipple Road, Union City, California 94587, to consider and vote upon the following proposals:

1. To elect five directors to serve for the ensuing year and until their successors are duly elected and qualified.

2. To ratify the selection of Odenberg, Ullakko, Muranishi & Co. LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The proposals and other related matters are more fully described in the proxy statement accompanying this notice.

Shareholders of record at the close of business on April 1, 2010, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. As of that date, 62,040,454 shares of our Common Stock were outstanding and entitled to vote. All shareholders are cordially invited to attend the Annual Meeting in person.

By Order of the Board of Directors,

Michael H. Mulroy
Secretary

Union City, California
April 16, 2010

Any shareholder present at the annual meeting may withdraw his or her proxy and vote in person on each matter brought before the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 28, 2010

The Proxy Statement and Annual Report for the year ended December 31, 2009 are available at http://www.edocumentview.com/QCOR.

YOUR VOTE IS IMPORTANT.

FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE YOUR SHARES, PLEASE REFER TO THE INSTRUCTIONS ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS YOU RECEIVED IN THE MAIL, THE SECTION ENTITLED “HOW TO VOTE” IN THE ACCOMPANYING PROXY STATEMENT OR, IF YOU REQUESTED PRINTED PROXY MATERIALS, YOUR ENCLOSED PROXY CARD.

3260 Whipple Road
Union City, California 94587

PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS

Questions and Answers about the Annual Meeting and Voting

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Questcor Pharmaceuticals, Inc., a California corporation, of proxies to be voted at our 2010 Annual Meeting of Shareholders (“Annual Meeting”) and at any adjournment or postponement.

You are invited to attend our Annual Meeting on May 28, 2010, beginning at 8:00 a.m., Pacific Time. The Meeting will be held at the corporate headquarters of Questcor, located at 3260 Whipple Road, Union City, California, 94587.

Shareholders will be admitted to the Annual Meeting beginning at 7:30 a.m., Pacific Time.

The Notice of Annual Meeting and Notice of Internet Availability of Proxy Materials are being mailed on or about April 16, 2010. The form of proxy and voting instructions are being mailed on or about April 26, 2010.

Important Notice Regarding the Availability of Proxy Materials

Under rules issued by the Securities and Exchange Commission, or the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. On April 16, 2010, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report for the fiscal year ended December 31, 2009, each of which is available at http://www.edocumentview.com/QCOR.

This process is designed to expedite our shareholders’ receipt of our proxy materials, decrease the cost of our Annual Meeting, and help conserve natural resources. However, if you would prefer to receive printed copies of the proxy materials via mail, please follow the instructions included in the Notice. Otherwise, you will continue to receive a Notice and form of Proxy via the mail with instructions on how to access our Annual Report and Proxy Statements via the Internet.

What am I being asked to vote upon?

At the Annual Meeting, the shareholders of Questcor will be asked to (1) elect directors to serve for the ensuing year and until their successors are duly elected and qualified, (2) ratify the selection of Odenberg, Ullakko, Muranishi & Co. LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010, and (3) act upon such other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Questcor’s Board of Directors is asking for your proxy for use at the Annual Meeting. All shares of Questcor Common Stock represented by any properly executed proxy that is not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. If no instructions are marked on a properly executed returned proxy, the shares represented thereby will be voted FOR the ratification of Odenberg, Ullakko, Muranishi & Co. LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010. Proxies returned to Questcor without instructions will not be voted for the election of any director nominees. Although management does not know of any other matter to be acted upon at the Annual

Meeting, shares represented by valid proxies will be voted by the persons named on the proxy card in accordance with their best judgment with respect to any other matters that may properly come before the Annual Meeting. A shareholder giving a proxy may revoke its proxy in the manner described below.

How can I attend the Annual Meeting?

Shareholders must present a form of government-issued personal photo identification in order to be admitted to the Annual Meeting. If your shares are held in street name, you also will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or a letter from your nominee are examples of acceptable proof of ownership.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only holders of record of Common Stock at the close of business on April 1, 2010 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 1, 2010, the Company had outstanding 62,040,454 shares of Common Stock. Unless cumulative voting is requested for the election of directors, each holder of record of Common Stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. For the election of directors, a shareholder may elect to use cumulative voting. Each holder of record of Common Stock on the record date may cumulate votes (cast more than one vote per share) for a candidate only if the candidate is nominated before the voting and at least one shareholder gives notice at the Annual Meeting, before the voting, that he or she intends to cumulate votes. If cumulative voting applies to the election of directors at the Annual Meeting, each holder of record of Common Stock on the record date will have a number of votes equal to the number of directors to be elected multiplied by the number of shares of record held by the shareholder. In the event that cumulative voting is invoked, each holder of record of Common Stock on the record date may cast all of their votes for one candidate or may distribute their votes among different candidates.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with Questcor’s transfer agent, Computershare Trust Company, N.A., you are considered, for those shares, to be the “shareholder of record.” The Notice and proxy card documents have been sent directly to you by Questcor.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. A Notice and separate proxy card has been forwarded to you by your broker, bank or other holder of record who is considered, for those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

How do I vote?

You may vote using any of the following methods:

•	By Mail

You can vote by mail using the proxy card which was separately mailed to you. Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named on the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors for all matters other than the election of directors.

If you are a shareholder of record, and the prepaid envelope is missing, please mail your completed proxy card to Questcor Pharmaceuticals, Inc., c/o Proxy Services, Computershare Trust Company, N.A., P.O. Box 43101, Providence, Rhode Island 02940-5067.

•	Via the Internet

You can vote by proxy over the Internet by following the instructions provided to you in the Notice. If you hold shares in “street name,” you may vote by proxy over the Internet by following the instructions provided in the Notice or the proxy card. Internet voting is available 24 hours a day and will be accessible until 1:00 a.m. Central Time on May 28, 2010 by visiting www.envisionreports.com/QCOR and following the instructions. Our Internet voting procedures are designed to authenticate stockholders by using individual control numbers, which are located on the Notice. If you vote by Internet, you do not need to return your proxy card.

•	In person at the Annual Meeting

All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as your representative. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.

Your vote is important. You can save us the expense of an additional mailing by voting promptly.

What can I do if I change my mind after I vote my shares?

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with the Secretary of the Company at the Company’s principal executive office, 3260 Whipple Road, Union City, California 94587, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares that have been properly voted and not subsequently revoked will be voted at the Annual Meeting.

What shares are included on the proxy card?

If you are a shareholder of record you will receive only one proxy card for all the shares you hold:

•	in certificate form; and

•	in book-entry form;

and if you are a Questcor employee you will receive only one proxy card for all the shares you hold:

•	in the Questcor Employee Stock Purchase Plan; and

•	shares of restricted stock awarded to you (including shares which are not yet vested).

If you are a beneficial owner, you will receive voting instructions, and information regarding the householding, or consolidation, of your vote, from your bank, broker or other holder of record.

Is there a list of shareholders entitled to vote at the Annual Meeting?

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., Pacific Time, at our principal executive offices at 3260 Whipple Road, Union City, California, 94587, by contacting Cindi Michalak, of the Company.

What are the voting requirements to elect the Directors and to approve each of the proposals discussed in this Proxy Statement?

•	Quorum

The presence of the holders of a majority of the voting power represented by the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

•	Election of Directors

A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” or “against” affect the outcome. Abstentions are not counted for purposes of the election of directors. If cumulative voting is requested by a shareholder for the election of directors, shareholders will be entitled to as many votes as shall equal the number of votes that he or she would be entitled to cast (but for the cumulative voting provision) multiplied by the number of directors to be elected, and shareholders may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them, as he or she may see fit.

•	Broker Authority to Vote

Under the rules of the Financial Industry Regulatory Authority, member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. While Questcor is a NASDAQ-traded company, brokers generally are required to abide by the rules of the New York Stock Exchange (the “NYSE”). Under such rules, a member broker who holds shares in street name for customers has the authority to vote on certain items if it has transmitted proxy soliciting materials to the beneficial owner but has not received instructions from that owner. However, the NYSE rules do not permit member brokers who do not receive instructions regarding the election of directors to vote on the election of directors. The NYSE rules do permit member brokers who do not receive instructions to vote on the ratification of auditors.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If you have returned your signed and completed proxy card and other matters are properly presented at the Annual Meeting for consideration, the designated proxies appointed by the Board of Directors (the persons named on your proxy card if you are a share-holder of record) will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing, mailing and electronic distribution or hosting of this proxy statement, the proxy and any additional information furnished to shareholders.

Electronic copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our Common Stock, beneficially owned by others to electronically distribute to such beneficial owners.

The Company will reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, email or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Who will count the vote?

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspector of election.

When is the deadline for shareholder proposals to be considered in the Company’s 2011 Annual Meeting?

Pursuant to Securities and Exchange Commission (“SEC”) Rule 14a-8, proposals that shareholders wish to include in the Company’s proxy statement and form of proxy for the Company’s 2011 Annual Meeting of shareholders must be received by the Company at its principal executive office at 3260 Whipple Road, Union City, California 94587, no later than December 27, 2010 and must satisfy the conditions established by the SEC for such proposals. Pursuant to SEC Rule 14a-4, if the Company has not received notice by March 11, 2011 of any matter a shareholder intends to propose for a vote at the 2011 annual meeting of shareholders, then a proxy solicited by the Board of Directors may be voted on such matter at the discretion of the proxy holder, without discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate item on the proxy card. Additionally, proposals that shareholders wish to present at the Company’s 2011 annual meeting of shareholders (but not included in the Company’s related proxy statement and form of proxy) must be received by the Company at its principal executive office at 3260 Whipple Road, Union City, California 94587, not before January 26, 2011 and not later than February 25, 2011 and must satisfy the conditions for such proposals set forth in the Company’s Amended and Restated Bylaws (the “Bylaws”). Shareholders are advised to review the Company’s Bylaws, which contain requirements with respect to advance notice of shareholder proposals and director nominations.

What is the process for shareholders to communicate with the Board of Directors?

The Company provides an informal process for shareholders to send communications to the Board of Directors. Shareholders who wish to contact the Board of Directors or any of its individual members may do so by writing to Questcor Pharmaceuticals, Inc. at 3260 Whipple Road, Union City, California 94587. Correspondence directed to an individual director is referred, unopened, to that member. Correspondence not directed to a particular director is referred, unopened, to the Chairman of the Board, who then bears the responsibility of providing copies of the correspondence to all directors, as he deems appropriate.

PROPOSAL 1

ELECTION OF DIRECTORS

Questcor shareholders will be voting on the election of the five (5) nominees listed below. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five (5) nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected and the Board of Directors has no reason to believe that any nominee will be unable to serve.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. The nominees receiving the highest number of votes of shares entitled to vote for them, up to the number of directors to be elected, will be elected. Votes withheld will be counted for the purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but will have no other effect upon the election of directors under California law. Under California law and our Bylaws, if any shareholder present at the Annual Meeting gives such notice, all shareholders may cumulate their votes for the election of directors. The proxy holders will cast the votes covered by the proxies received by them in such a manner under cumulative voting as they believe will ensure the election of as many of the Company’s nominees as possible.

Nominees

The names of the nominees and certain information about them are set forth below:

Name	Age	Principal Occupation

Don M. Bailey	64	President and Chief Executive Officer of the Company; Director
Neal C. Bradsher	44	President, Broadwood Capital, Inc.; Director
Stephen C. Farrell	45	Director
Louis Silverman	51	Chief Executive Officer, Marina Medical Billing Service Inc.; Director
Virgil D. Thompson	70	Chief Executive Officer, Spinnaker Biosciences, Inc.; Director

Don M. Bailey joined the Company’s Board of Directors in May 2006. Mr. Bailey was appointed the Company’s interim President in May 2007. Mr. Bailey was appointed the Company’s President and Chief Executive Officer in November 2007. Mr. Bailey is currently the non-executive Chairman of the Board of STAAR Surgical Company. STAAR Surgical is a leader in the development, manufacture, and marketing of minimally invasive ophthalmic products employing proprietary technologies. Broadwood Partners, L.P., a partnership controlled by Neal C. Bradsher, owns approximately 16% of STAAR Surgical. Mr. Bailey was the Chairman of the Board of Comarco, Inc. from 1998 until 2007 and was employed by Comarco, Inc., where he served as its Chief Executive Officer from 1991 to 2000. Mr. Bailey has been Chairman of the Board of STAAR Surgical since April 2005. Mr. Bailey holds a B.S. degree in mechanical engineering from the Drexel Institute of Technology, an M.S. degree in operations research from the University of Southern California, and an M.B.A. from Pepperdine University.

We believe that Mr. Bailey’s qualifications to continue to serve on our Board of Directors include his over 12 years’ experience as a chief executive officer of various corporations, his over 20 years’ experience as a director of various public companies, his position as our current President and Chief Executive Officer and his direct responsibility for all areas of our operations.

Neal C. Bradsher, CFA, joined the Company’s Board of Directors in March 2004. Mr. Bradsher served as Lead Director of the Company from May 2004 to October 2004. Since 2002, Mr. Bradsher has been President of Broadwood Capital, Inc., a private investment firm. From 1999 to 2002, he was a Managing Director at Whitehall Asset Management, Inc. Mr. Bradsher currently is a director of BioTime, Inc., whose board he joined in July 2009. Mr. Bradsher holds a B.A. degree in economics from Yale College and is a Chartered Financial Analyst.

We believe that Mr. Bradsher’s qualifications to continue to serve on our Board of Directors include his extensive record as a successful investor in public companies, including companies in the healthcare industry, his record as a shareholder activist, his experience in implementing corporate governance initiatives, and his extensive financial analyst background.

Stephen C. Farrell joined the Company’s Board of Directors in November 2007. Mr. Farrell previously served as President of PolyMedica Corporation until PolyMedica was acquired by Medco Health Solutions in a transaction valued at $1.5 billion. During his eight year tenure at PolyMedica, Mr. Farrell served in various positions, including President, Chief Operating Officer, Chief Financial Officer, Chief Compliance Officer, and Treasurer. During Mr. Farrell’s employment, the Company increased revenue from $156 million to $675 million annually, raised $70 million in equity and $180 million in convertible subordinated notes, divested three non-core businesses, and acquired and integrated more than 30 companies for total consideration of approximately $140 million. Mr. Farrell has also served as Executive Vice President and Chief Financial Officer of Stream Global Services, Inc., where he oversaw Stream Global Services Inc.’s finance, accounting, treasury, taxation and corporate services functions, and helped to shape corporate strategy. Earlier in his career, Mr. Farrell served as Senior Manager at PricewaterhouseCoopers LLP. Mr. Farrell is a founder of Core Contracting Services, Inc., a start-up environmental remediation and demolition company. Mr. Farrell currently serves on the board of directors of Compass for Kids, a non-profit enterprise focused on educating homeless families, and on the board of directors of Brewster Academy, a college preparatory school. Mr. Farrell holds an A.B. from Harvard University, and an M.B.A. from the University of Virginia. Mr. Farrell is also a certified public accountant.

We believe that Mr. Farrell’s qualifications to continue to serve on our Board of Directors include his significant accounting, auditing and financial reporting experience, his prior experience as a President of a public healthcare company, and his financial statement and accounting expertise, which allows him to serve as an audit committee financial expert and as our Audit Committee chairman.

Louis Silverman joined the Company’s Board of Directors in November 2009. Mr. Silverman joined Marina Medical Billing Services as its Chief Executive Officer in August 2009. From August 2008-August 2009, Mr. Silverman served as Chief Executive Officer of LifeComm, a wireless health services initiative founded by Qualcomm. From August 2000-August 2008, Mr. Silverman served as President and Chief Executive Officer of Quality Systems, Inc. (NASDAQ: QSII), a publicly traded, health care information technology company. From May 2005-June 2008, Mr. Silverman also served as a Director of Quality Systems. During his tenure as President, Quality Systems grew from $30 million in revenue to $250 million, and the market capitalization of the company increased from $42 million to $1.2 billion. Among a host of awards, Forbes magazine recognized Quality Systems as one of its 200 Best Small Companies during each of his eight years with the company. Prior to joining Quality Systems, Mr. Silverman served as the Chief Operating Officer of CorVel Corporation (NASDAQ: CRVL), a worker’s compensation managed care services company. CorVel Corporation was named to the Forbes’ 200 Best Small Companies list during each of Mr. Silverman’s seven year tenure with the company. Mr. Silverman earned an M.B.A. from Harvard Business School and a B.A. from Amherst College.

We believe that Mr. Silverman’s qualifications to continue to serve on our Board of Directors include his over 8 years’ experience as a President and Chief Executive Officer of a public healthcare information technology company during a period of significant growth and his substantial experience as an officer and director in the healthcare industry.

Virgil D. Thompson joined the Company’s Board of Directors in January 1996. Mr. Thompson was employed by Syntex Corporation from 1969-1993, where his employment included Vice President, Corporate Regulatory Affairs, Executive Vice President and Chief Operating Officer and President of Syntex Laboratories, Inc., the U.S. subsidiary. Mr. Thompson served as the President, Chief Executive Officer and as a Director of Angstrom Pharmaceuticals, Inc. from November 2002 until July 2007. From September 2000 until August 2002, Mr. Thompson was President, Chief Executive Officer and a director of Chimeric Therapies, Inc. From May 1999 until September 2000, Mr. Thompson was President, Chief Operating Officer and a director of Bio-Technology General Corporation, a pharmaceutical company (now Savient Pharmaceuticals, Inc.). Mr. Thompson is also the Chairman of the Board of Directors of Aradigm Corporation and a director of Savient Pharmaceuticals, Inc. and is Chief

Executive Officer and a director of Spinnaker Biosciences, Inc. Mr. Thompson holds a B.S. degree in pharmacy from the Kansas University and a J.D. degree from The George Washington University Law School.

We believe that Mr. Thompson’s qualifications to continue to serve on our Board of Directors include his over 10 years’ experience as a chief executive officer of various pharmaceutical companies, his over 15 years’ experience as a director of various pharmaceutical companies, and his wealth of knowledge and experience obtained in his career in the pharmaceutical industry.

GOVERNANCE OF THE COMPANY

Corporate Governance Principles

We are committed to maintaining high standards of business conduct and corporate governance. We have adopted a Code of Business Conduct and Ethics and a Corporate Compliance Program for our directors, officers and employees. Our Articles of Incorporation, Bylaws and the Board of Directors committee charters provide additional framework for our corporate governance principles. Additionally, the Company is incorporated in the State of California, the corporation laws of which include several shareholder protection mechanisms, including cumulative voting and the ability of the holders of ten percent (10%) of the Company’s outstanding common stock to call special meetings.

Questcor’s business, property and affairs are managed under the direction of the Board of Directors. The Board of Directors selects the senior management team, which is charged with managing the day-to-day operations of the Company. Members of the Board of Directors are kept informed of the Company’s business through discussions with the Chief Executive Officer, other senior officers and the Company’s counsel, by reviewing materials requested by them or otherwise provided to them and by participating in meetings of the Board of Directors and its committees. Having selected the senior management team, the Board of Directors acts as an advisor and counselor to senior management, monitors its performance and proposes or makes changes to the senior management team when it deems changes necessary or appropriate.

Since the May 2009 annual meeting of shareholders, the Board of Directors has continued its efforts to implement shareholder-oriented corporate governance changes at the Company. In October 2009, in connection with its regular review of best practices in corporate governance, the Board of Directors unanimously voted to amend the Company’s shareholder rights plan (referred to as a “poison pill”) to accelerate the final expiration date of the preferred stock purchase rights issued thereunder. The amendment had the effect of terminating the rights plan effective October 26, 2009. In addition, at the same meeting, the Board approved amendments to the Company’s Bylaws to require any Questcor shareholder submitting a proposal or director nomination to provide information regarding hedging positions or other agreements that serve to mitigate or otherwise manage the risk of changes to the Company’s stock price, and to update such information within 10 days after the record date for the Company’s annual meeting. This amendment is intended to ensure that all shareholders are informed of a proponent’s actual financial interest in the Company. The Board also adopted an amendment to the Company’s Bylaws to allow shareholders to prevent the Board from reversing bylaw amendments previously approved by the shareholders. In April 2010, the Company adopted a Bonus Compensation Recoupment Policy, which included standards for seeking the return (claw-back) from the Company’s Chief Executive Officer and Chief Financial Officer of all or a portion of incentive compensation awards, whether in the form of cash or equity, upon the occurrence of certain events. Also in April 2010, the Board of Directors adopted a stock ownership guideline for non-employee directors. Pursuant to the guideline, non-employee directors are expected, within three years of the adoption of the policy or a non-employee director first joining the Board of Directors, to acquire and hold 10,000 shares of Common Stock of the Company, which includes shares beneficially owned by the non-employee director, including shares which would be “deemed” beneficially owned pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, but not shares underlying stock options or otherwise subject to a right to acquire.

The Nominating and Corporate Governance Committee has a goal of continuing the process of improving Questcor’s governance. Each year it considers other potential corporate governance initiatives that could be implemented at the Company, in light of evolving best practices in corporate governance, legislation and regulatory reform in the area of corporate governance. The Nominating and Corporate Governance Committee will continue to consider other shareholder-oriented governance initiatives for recommendation to the Board of Directors as it deems appropriate.

Director Independence

The Board of Directors has determined that each of the directors, with the exception of Mr. Bailey, is independent (as defined in the NASDAQ listed company rules) for purposes of serving on the Board of Directors and each committee of which the respective directors are members. In addition to being independent, directors are expected to act in the best interests of all shareholders; develop and maintain a sound understanding of the Company’s business and the industry in which it operates; prepare for and attend Board and applicable Board committee meetings; and provide active, objective and constructive participation at those meetings.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors has, as with prior years, chosen to separate the positions of principal executive officer and board chairman positions. The Board of Directors believes that it is in the best interests of the Company’s shareholders to separate the two positions because combining both positions in the same individual may concentrate too much power in the hands of a single executive, leading to potential Chief Executive Officer entrenchment and poor bottom-line performance, and having a separate and independent chairman may help facilitate communications and relations between the Board of Directors and officers. In addition, the Board of Directors believes that it is important for the Company’s Chief Executive Officer to report to the Board of Directors. Our management is responsible for risk management on a day-to-day basis. Our Board of Directors oversees the risk management activities of management directly and through its committees by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices.

Board of Directors and Committee Meetings

The Board of Directors held 10 meetings during the year ended December 31, 2009. The Board of Directors has an Audit Committee, which held 13 meetings during the year ended December 31, 2009, a Nominating and Corporate Governance Committee, which held 7 meetings during the year ended December 31, 2009, a Compensation Committee, which held 6 meetings during the year ended December 31, 2009, and a Corporate Citizenship Committee, which held 4 meetings during the year ended December 31, 2009. The Board of Directors also had an FDA Matters Oversight Committee, which was disbanded on October 30, 2009, in connection with one of its members, David Young, becoming an executive officer of the Company, where Dr. Young’s responsibilities included, among other things, managing the Company’s interactions with the FDA. Each of the directors attended at least 75% of the aggregate number of meetings of both the Board of Directors and the committees on which he served, held during the period for which he was a director or committee member, respectively.

The Company has not adopted a formal policy on members of the Board of Directors attendance at its annual meeting of shareholders, although all members of the Board of Directors are invited to attend. Four of the five members of the then Board of Directors attended the Company’s 2009 annual meeting of shareholders.

Committees of the Board of Directors

Audit Committee

The Company has a separately designated standing Audit Committee of the Board of Directors established in accordance with the requirements of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, or the Exchange Act. The Audit Committee is responsible for overseeing the financial controls of the Company, including the selection of the Company’s independent registered public accounting firm, the scope of the audit procedures, the nature of the services to be performed by and the fees to be paid to the Company’s independent registered public accounting firm, and any changes to the accounting standards of the Company. The Audit Committee is currently composed of three non-employee directors: Mr. Farrell, who serves as Chairman, Mr. Bradsher and Mr. Thompson. The Nominating and Corporate Governance Committee of the Board of Directors has recommended that the Audit

Committee be composed of Mr. Farrell (as Chairman), Mr. Bradsher and Mr. Thompson following the Annual Meeting should each be elected to the Board of Directors by the Company’s shareholders.

After reviewing the qualifications of all current Audit Committee members and any relationship they may have that might affect their independence from the Company or its management, the Board of Directors has determined that (i) all current Committee members are “independent” as that concept is defined under Section 10A of the Exchange Act, (ii) all current Committee members are “independent” as that concept is defined under NASDAQ Stock Market (“NASDAQ”) listing rules, (iii) all current Committee members have the ability to read and understand financial statements, and (iv) Mr. Farrell qualifies as an “audit committee financial expert.” The latter determination is based on a qualitative assessment of Mr. Farrell’s level of knowledge and experience based on a number of factors, including his formal education and experience.

The Board of Directors will continue to assess the qualifications of the members of its Audit Committee in light of the Company’s financial complexity, position and requirements in order to serve the best interests of the Company and its shareholders.

The Audit Committee’s Charter is attached as Exhibit A to this Proxy Statement.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2009 with management and Questcor’s independent registered public accounting firm, Odenberg, Ullakko, Muranishi & Co. LLP (“OUM”). The Audit Committee has discussed with OUM the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as currently in effect (which statement on Auditing Standards superseded Statement on Auditing Standards No. 61, Communication with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from OUM required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with OUM that firm’s independence from the Company. The Audit Committee has also considered whether OUM’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence.

Management is responsible for Questcor’s internal controls and the financial reporting process. OUM is responsible for performing an independent audit of Questcor’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. As provided in its charter, the Audit Committee’s responsibilities include oversight of these processes.

Based on the Audit Committee’s review and the reports and discussions described above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Submitted on April 16, 2010, by the members of the Audit Committee of the Board of Directors.

Stephen C. Farrell, Chairman
Neal C. Bradsher
Virgil D. Thompson

Nominating and Corporate Governance Committee

The Company has a separately designated standing Nominating and Corporate Governance Committee of the Board of Directors. The Nominating and Corporate Governance Committee is responsible for (i) the identification of qualified candidates to become members of the Board of Directors, (ii) the selection of candidates for recommendation to the Board of Directors as nominees for election as directors at the next annual meeting of shareholders, (iii) the selection of candidates for recommendation to the Board of Directors to fill any vacancies on the Board of Directors, (iv) the selection of a candidate for recommendation to the Board of Directors as the chairperson of the Board, (v) making recommendations to the Board of Directors regarding the staffing of Board committees and the chairpersons of such committees, and (vi) analyzing and making recommendations to the Board of Directors regarding corporate governance matters applicable to the Company. The Nominating and Corporate Governance Committee is composed of three non-employee directors: Mr. Bradsher, who serves as Chairman, Mr. Farrell and Mr. Thompson. The Nominating and Corporate Governance Committee has recommended that it be composed of Mr. Bradsher (as Chairman), Mr. Farrell and Mr. Silverman following the Annual Meeting should each be elected to the Board of Directors by the Company’s shareholders. Each member of the Nominating and Corporate Governance Committee is “independent” as that concept is defined under NASDAQ listing standards.

The Nominating and Corporate Governance Committee identifies director nominees through a combination of referrals, including by shareholders, existing members of the Board of Directors and management, and direct solicitations, where warranted. The Nominating and Corporate Governance Committee is empowered to engage organizations or companies that may help the Nominating and Corporate Governance Committee identify prospective outside director candidates. Once a candidate has been identified, the Nominating and Corporate Governance Committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. The Nominating and Corporate Governance Committee ensures that the proposed nominee is interviewed by its committee members before making a final determination whether to recommend the individual as a nominee to the entire Board of Directors to stand for election to the Board.

The Nominating and Corporate Governance Committee will consider candidates for directors proposed by shareholders. Procedures relating to the submission of candidates are set forth in the Company’s Bylaws, which provide that nominations must be received not less than sixty (60) nor more than ninety (90) calendar days prior to the anniversary date of the date on which the Company first mailed its proxy materials for its immediately preceding annual meeting of shareholders, subject to limited exceptions. The notice of the nomination must set forth (i) the shareholder’s intent to nominate one or more persons for election as a director of the Company, the name of each such nominee proposed by the shareholder giving the notice, and the reason for making such nomination at the annual meeting, (ii) the name and address of the shareholder proposing such nomination and the beneficial owner, if any, on whose behalf the nomination is proposed, (iii) the class and number of shares of the Company that are owned beneficially and of record by the shareholder proposing such nomination and by the beneficial owner, if any, on whose behalf the nomination is proposed, and (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate the loss to or manage risk of stock price changes for, or to increase the voting power of, such shareholder or beneficial owner with respect to any share of stock of the corporation (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than 10 calendar days after the record date for the meeting to disclose such ownership as of the record date, (v) any material interest of such shareholder proposing such nomination and the beneficial owner, if any, on whose behalf the proposal is made, (vi) a description of all arrangements or understandings between or among any of (A) the shareholder giving the notice, (B) each nominee, and (C) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder giving the notice, (vii) such other information regarding each nominee proposed by the shareholder giving the notice as would be required to be included in a proxy statement filed in accordance with the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors, and (viii) the signed consent of each nominee proposed by the shareholder giving the notice to serve as a director of the Company if so elected.

Among the factors that the committee considers when evaluating proposed nominees are their understanding of, and commitment to, the interests of shareholders; their independence; their experience and involvement in the successful creation of shareholder value; their experience in the biopharmaceutical and broader healthcare industry; their knowledge of and experience in business matters, accounting, finance, capital markets and mergers and acquisitions; and a demonstrated commitment to good corporate citizenship, including efforts related to the advancement of patient care. There are no stated minimum criteria for director nominees, and the Nominating and Corporate Governance Committee may consider other factors including the appropriate size of the Board of Directors and the overall mix of professional experience of the members of the Board. The Nominating and Corporate Governance Committee may request references and additional information from the candidate prior to reaching a conclusion on the appropriateness of making a recommendation regarding any prospective candidate.

The Nominating and Corporate Governance Committee welcomes unsolicited recommendations, but is under no obligation to formally respond to such recommendations.

The Nominating and Corporate Governance Committee believes that differences in background, professional experiences, education, skills and viewpoints enhance the Board of Directors’ performance. Thus, the Nominating and Corporate Governance Committee considers such diversity in selecting, evaluating and recommending proposed nominees. However, neither the Nominating and Corporate Governance Committee nor the Board of Directors has implemented a formal policy with respect to the consideration of diversity for the composition of the Board of Directors.

The Nominating and Corporate Governance Committee’s Charter is attached as Exhibit B to this Proxy Statement.

Compensation Committee

The Company has a separately designated standing Compensation Committee of the Board of Directors. The Compensation Committee is responsible for (i) recommending the type and level of compensation for officers of the Company, (ii) managing the Company’s equity incentive plans, (iii) approving grants under the Company’s equity incentive plans to non-executive officers and employees of the Company, and (iv) reviewing the Compensation Discussion & Analysis required by the Securities and Exchange Commission rules and regulations, and recommending to the Board of Directors whether the Compensation Discussion & Analysis should be included in the Company’s annual proxy statement or other applicable filings. The Compensation Committee is currently composed of two non-employee directors: Mr. Thompson, who serves as Chairman, and Mr. Farrell. The Nominating and Corporate Governance Committee has recommended that the Compensation Committee be composed of Mr. Thompson (as Chairman), Mr. Farrell and Mr. Silverman following the Annual Meeting, should each be elected to the Board of Directors by the Company’s shareholders. Each member of the Compensation Committee is “independent” as that concept is defined under NASDAQ listing standards.

The Compensation Committee’s charter is attached as Exhibit C to this Proxy Statement.

Compensation of Directors

The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2009.

					Change
					in Pension
					Value and
	Fees			Non-Equity	Non-Qualified
	Earned			Incentive	Deferred
	or Paid	Stock	Option	Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)(1)	($)	($)	($)	($)

Don M. Bailey(2)	—		—				—
Neal C. Bradsher	66,596		190,616				257,212
Stephen C. Farrell	78,525		190,616				269,141
Gregg A. Lapointe(3)	10,842		104,988				115,830
Louis Silverman(4)	2,391		63,973				66,364
Virgil D. Thompson	100,217		176,678				276,895
David Young(5)	72,880		190,616				263,496

(1)	Amounts represent the aggregate grant date fair value of stock options granted in 2009 calculated in accordance with ASC Topic 718 — Stock Compensation (“ASC Topic 718”) as discussed in Note 10, “Preferred Stock and Shareholders’ Equity” to the financial statements included in the Company’s Form 10-K for the year ended December 31, 2009 under “Equity Incentive Plans and Share-based Compensation Expense.” At fiscal year end the aggregate number of option awards outstanding for each director was as follows: Neal C. Bradsher 210,000; Stephen C. Farrell 98,750; Gregg A. Lapointe 30,000; Louis Silverman 25,000; and Virgil D. Thompson 250,000.

(2)	Mr. Bailey is not compensated for services rendered as a director of the Company.

(3)	Mr. Lapointe was appointed to the Board of Directors on October 9, 2009. Mr. Lapointe is not standing for reelection.

(4)	Mr. Silverman was appointed to the Board of Directors on December 10, 2009.

(5)	Dr. Young resigned from the Board on October 30, 2009, which corresponded with his start date as an executive officer with the Company.

Narrative to Director Compensation Table

The Company compensates its non-employee directors for their service on the Board of Directors with an initial grant of an option to purchase 25,000 shares of Common Stock and annual grants thereafter for 15,000 shares per year. Such option grants have an exercise price equal to 100% of the fair market value of the Common Stock on the date of the grant and vest in 48 equal monthly installments commencing on the date of the grant, provided the non-employee director serves continuously on the Board of Directors during such time. The term of the options is ten years. For service on a committee of the Board of Directors in 2009, non-employee members of committees were granted an option to purchase 10,000 shares of Common Stock and chairmen of committees were granted an additional option to purchase 7,500 shares of Common Stock. Such option grants apply only to the first committee a non-employee director joins. These options have an exercise price equal to 100% of the fair market value of the Common Stock on the date of the grant and became fully vested at the date of the grant. All such stock option grants are automatically granted under the 2004 Non-Employee Directors’ Equity Incentive Plan, which was approved by the Company’s shareholders in 2004. The Chairman of the Board was also granted an option to purchase 7,500 shares, at an exercise price equal to 100% of the fair market value of the Common Stock. This option was viewed by the Board of Directors as similar to the option granted to chairmen of committees and, accordingly, was fully vested at the time of grant. This grant was made under the Company’s 2006 Equity Incentive Award Plan.

The annual retainer for the Chairman of the Board is set at $57,500 and the annual retainer for each other non-employee Board member is set at $40,000. The additional annual retainer for Chairman of the Audit Committee is set at $17,500 and the additional annual retainer for the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee is set at $12,500. Additionally, other members of the Audit Committee were provided an additional retainer of $10,000 and other members of the Compensation Committee and the Nominating and Corporate Governance Committee were provided an additional retainer of $7,500. This compensation structure is based in part on an assumption that the Company would hold a similar number of Board and committee meetings in the future as it had held historically.

Dr. Young and Mr. Thompson were members of the Company’s FDA Matters Oversight Committee and each received a $20,000 annual retainer fee in connection with their services on that committee, until that committee was disbanded on October 30, 2009.

Mr. Farrell and Mr. Bradsher are members of the Company’s Corporate Citizenship Committee and each received a $20,000 annual retainer fee in connection with their services on that committee. On February 26, 2010, after considering the recently reduced work load of this committee, the Board of Directors unanimously approved suspending the annual retainer payment paid in connection with service on the Corporate Citizenship Committee, and replaced it with a per meeting fee, based upon the previous annual retainer, paid to each member of that committee.

Director Stock Ownership Guideline

In April 2010, the Board of Directors adopted a stock ownership guideline for non-employee directors. Pursuant to the guideline, non-employee directors are expected, within three years of the adoption of the policy or a non-employee director first joining the Board of Directors, to acquire and hold 10,000 shares of Common Stock of the Company, which includes shares beneficially owned by the non-employee director, including shares which would be “deemed” beneficially owned pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, but not shares underlying stock options or otherwise subject to a right to acquire.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Company Management

Biographical information for the executive officers of the Company who are not directors is set forth in our Annual Report on Form 10-K. There are no family relationships between any director or executive officer and any other director or executive officer. For a description of our Related Party Transaction Policy, please refer to the section entitled “Certain Relationships and Related Transactions” within this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Company voting capital stock as of April 1, 2010 by: (i) each shareholder who is known by the Company to own beneficially more than 5% of the Company’s voting capital stock; (ii) each named executive officer of the Company; (iii) each director of the Company; and (iv) all directors and executive officers of the Company as a group:

	Shares Beneficially
	Owned(1)
Name of Beneficial Owner	Number	Percentage

Thompson, Siegel & Walmsley LLC(2)	4,879,249	7.89%
6806 Paragon Place, Suite 300 Richmond, VA
Paolo Cavazza and his affiliates(3)	3,930,000	6.33%
via Pontina Km. 30,400, 00040 Pomezia (Rome) Italy
BlackRock, Inc.(4)	3,869,357	6.24%
40 East 52nd Street New York, NY
Broadwood Partners, L.P. and its affiliates(5)	3,578,660	5.77%
724 Fifth Avenue, 9(th) Floor, New York, NY
Claudio Cavazza and his affiliates(6)	3,155,226	5.09%
via Pontina Km. 30,400, 00040 Pomezia (Rome) Italy
Neal C. Bradsher(7)	3,788,660	6.09%
Stephen C. Farrell(8)	121,875	*
Gregg A. Lapointe(9)	19,895	*
Louis Silverman(10)	3,854	*
Virgil D. Thompson(11)	287,500	*
Don M. Bailey(12)	826,424	1.32%
Stephen L. Cartt(13)	575,545	*
David J. Medeiros(14)	1,196,932	1.91%
Gary M. Sawka(15)	64,481	*
David Young, Pharm.D., Ph.D.(16)	100,706	*
Jason Zielonka, M.D.	—	*
All executive officers & directors as a group (11 persons)(17)	6,985,872	10.81%

*	Less than 1%.

(1)	Calculated in accordance with Rule 13d-3 promulgated under the Exchange Act and based on an aggregate of 62,040,454 votes of the Company’s capital stock outstanding as of April 1, 2010, which consists of shares of Common Stock.

(2)	Beneficial ownership includes shares of Common Stock beneficially owned by Thompson, Siegel & Walmsley LLC, as reported by Thompson, Siegel & Walmsley, LLC on Schedule 13G filed on February 10, 2010.

(3)	Beneficial ownership includes shares of Common Stock beneficially owned by Paolo Cavazza, Aptafin S.p.A. and Chaumiere — Consultadoria & Servicos SDC Unipessoal L.D.A. (together “Paolo Cavazza”) as reported by Paolo Cavazza on Amendment No. 16 to Schedule 13D filed on March 16, 2010.

(4)	Beneficial ownership includes shares of Common Stock beneficially owned by BlackRock, Inc., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Investment Management, LLC, and BlackRock International Ltd (together, “BlackRock”) as reported by BlackRock on Schedule 13G filed on January 29, 2010.

(5)	Broadwood Capital, Inc., as the general partner of Broadwood Partners, L.P., may be deemed to have dispositive power over the shares owned by Broadwood Partners, L.P.

(6)	Beneficial ownership includes shares of Common Stock beneficially owned by Claudio Cavazza and Inverlochy Consultadoria & Servicos L.D.A. (together “Claudio Cavazza”) as reported by Claudio Cavazza on Amendment No. 16 to Schedule 13D filed on December 11, 2008.

(7)	Includes 3,578,660 shares of Common Stock held by Broadwood Partners, L.P., and options to purchase 210,000 shares of Common Stock held by Mr. Bradsher, which are exercisable within 60 days of April 1, 2010. Broadwood Partners, L.P. is a private investment partnership managed by Broadwood Capital, Inc. As President of Broadwood Capital, Inc., Mr. Bradsher may be deemed to have dispositive power over the shares owned by Broadwood Partners, L.P.

(8)	Includes options to purchase 91,875 shares of Common Stock exercisable within 60 days of April 1, 2010.

(9)	Includes options to purchase 19,895 shares of Common Stock exercisable within 60 days of April 1, 2010.

(10)	Includes options to purchase 3,854 shares of Common Stock exercisable within 60 days of April 1, 2010.

(11)	Includes options to purchase 247,500 shares of Common Stock exercisable within 60 days of April 1, 2010.

(12)	Includes options to purchase 680,837 shares of Common Stock exercisable within 60 days of April 1, 2010.

(13)	Includes options to purchase 493,999 shares of Common Stock exercisable within 60 days of April 1, 2010.

(14)	Includes options to purchase 695,936 shares of Common Stock exercisable within 60 days of April 1, 2010.

(15)	Includes options to purchase 57,291 shares of Common Stock exercisable within 60 days of April 1, 2010.

(16)	Includes options to purchase 97,916 shares of Common Stock exercisable within 60 days of April 1, 2010.

(17)	All executive officers & directors as a group (11 persons) See footnotes (7) — (16).

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge and based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2009, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, other than one late Form 4 filed by Steven Halladay on February 4, 2009, who transitioned from the Company on October 31, 2009.

CODE OF BUSINESS CONDUCT AND ETHICS

In 2003, the Company established a Code of Business Conduct and Ethics to help its officers, directors and employees comply with the law and maintain the highest standards of ethical conduct. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. All of the Company’s officers, directors and employees must carry out their duties in accordance with the policies set forth in the Code of Business Conduct and Ethics and with applicable laws and regulations. A copy of the Code of Business Conduct and Ethics can be accessed on the internet via the Company’s website at www.questcor.com. The Company intends to post any amendments to, and waivers from, the Code of Business Conduct and Ethics to the Company’s website at www.questcor.com within five days following the date of such amendment or waiver.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Overview of Compensation

Questcor’s compensation philosophy is designed to focus and incentivize management to pursue financial achieve performance levels which will increase long-term shareholder value. Our compensation programs are designed to align the financial interests of our employees with those of our shareholders and to integrate recruitment and retention goals and relevant industry compensation levels.

Annually, the Board of Directors reviews and considers the competitive landscape for talent within the biopharmaceutical and healthcare industry and assesses the specific senior management needs of the Company in our endeavor to increase shareholder value.

The compensation package for all employees includes a number of standard components including base salary, bonus pay and equity incentive compensation. We examine these three components separately and in combination in addressing the objectives set forth above:

•	Base Salary: Base salary is determined based on a review of the performance of Questcor and the performance of the employee during the prior year as well as the importance of their skill set, their expected future contributions, and their ability to advance within the Company. We compare each employee’s salary to those of comparable employees within the biopharmaceutical and healthcare industry by using third party survey data and, for certain employees, to those of similarly positioned employees at comparable companies using other readily available compensation information. We set base salary at levels intended to attract, retain and motivate our employees.

•	Bonus Pay: For our executive officers, annual cash bonuses are discretionary, but follow guidelines related to the achievement of business and strategic goals, as measured by our financial and operating performance, as well as individual strategic, management and development objectives. We compare the target and awarded bonus levels for our executive officers to the same benchmark data used for base salaries.

•	Base Salary and Bonus Pay Combined: The sum of base salary and bonus pay is total cash compensation. We examine this amount for our executive officers for reasonableness and compare to similar benchmark survey data.

•	Equity Incentive Compensation: Long term incentive awards, such as stock option grants or restricted stock awards, are discretionary and are provided to further align individual and Questcor’s performance objectives to the long-term interests of shareholders. We consider the ASC Topic 718 expenses as well as the impact on total diluted shares outstanding when determining equity-based grants. We compare the levels of awarded equity incentive compensation for our executive officers using the same reasonableness standards and benchmark data used for base salaries.

•	Finally, we compute the total compensation expense for each employee and consider its appropriateness in meeting the objectives set out above.

We also recognize that the competitive landscape within the biopharmaceutical industry, and the Company’s position within that landscape, is constantly evolving. As such, we continue to monitor our compensation philosophy, objectives, and outcomes with the goal of best positioning the Company to continue to achieve its main objective of increasing future shareholder value.

Compensation and Risk Management

Questcor’s Compensation Committee and Board of Directors have analyzed whether the Company’s executive and employee compensation practices create improper incentives that would result in a material risk to the Company. Based on this analysis, the Compensation Committee and the Board of Directors has determined that none of the Company’s compensation practices for its executive officers or employees is reasonably likely to have a material adverse effect on the Company.

Process for Determining Executive Officer Compensation at Questcor

The Compensation Committee makes recommendations to the Board of Directors relating to compensation for the Company’s executive officers. In formulating its recommendations made to the Board of Directors, the Compensation Committee reviews a variety of sources.

The Chief Executive Officer aids the Compensation Committee by providing annual performance summaries and compensation recommendations regarding the compensation of the Company’s executive officers, other than himself. Each named executive officer participates in an annual performance review with the Chief Executive Officer to discuss his level of attainment of previously established objectives and otherwise provide input about their contributions to the Company’s success for the period being assessed. The Chief Executive Officer then provides his recommendations to the Compensation Committee which in turn makes recommendations regarding executive officer compensation to the Board of Directors. The performance of the Chief Executive Officer is reviewed annually by the Compensation Committee and the Board of Directors.

As in prior years, each of the Compensation Committee members and the Company’s management consulted independent compensation survey data to assist in determining market pay practices for the Company’s executive officers. The survey data is composed of the Radford Global Life Science Survey, Top 5’s Executive Pay in the Biopharmaceutical Industry Report and the Culpepper Salary Survey for Executive Pay in the Pharmaceutical Industry. The Compensation Committee and the Company’s management use this survey data to assist in the analysis of market pay practices relevant to the Company’s executive officers. The survey data is reviewed to compare the Company’s compensation levels to market compensation levels, taking into consideration company size and industry sector, as well as the individual executive officer’s level of responsibility. The Company did not engage the services of an outside compensation consultant. The Compensation Committee and the Board of Directors also reviewed the compensation practices of a peer group of 14 specialty pharmaceutical companies. The survey data and the peer group company data are complementary to one another. In selecting the peer group, the Compensation Committee selected profitable biopharmaceutical companies with market capitalizations between $100 million and $2.0 billion. The Compensation Committee believes it is beneficial to maintain a relatively consistent peer group, and this year’s group differs only slightly from the prior year due to the deletion of companies that are no longer publicly owned and the addition of companies to replace deleted peers. The peer group companies examined for 2009 are set forth below:

• Alkermes	• Obagi Medical Products
• Caraco Pharmaceutical Labs	• Par Pharmaceuticals
• Cubist Pharmaceuticals	• Reliv International
• Depomed	• Trimeris
• Enzon	• Valeant
• Medicines Company	• Viropharma
• Medicis Pharmaceutical

The Compensation Committee uses the data contained in both surveys and the peer group as an additional reference point to base, justify and provide a framework to ensure that the compensation that the Compensation Committee has determined to be paid to the Company’s executive officers is appropriate considering all of the various reviewed data points, including determining the appropriate level and mix of incentive compensation. Historically, and continuing in 2009, the Company granted a significant portion of total compensation to its executive officers in the form of non-cash incentive compensation, which the Compensation Committee believes properly aligns the interests of the executive team with those of the Company’s shareholders.

Total Compensation

The compensation package offered to each executive officer is comprised of four elements, which are described in more detail below:

•	Base salary;

•	Annual performance-based cash bonus awards;

•	Long-term stock-based incentive awards; and

•	Employee benefits and perquisites.

Base Salary

Executive officer base salaries are initially set at the time of hire. Base salaries are adjusted annually in light of the individual executive officer’s responsibilities, level of performance and in comparison to how the executive officer’s salary compares with the salaries of our other executive officers. We also review comparable company salary data and believe that the base salaries Questcor provides to its executive officers are reasonable relative to the base salaries offered by similarly situated companies, including peer companies. Base salaries impact target bonus amounts which are based on a percentage of base salary.

Annual Performance-Based Cash Bonus Awards

It is the Compensation Committee’s objective to have a substantial portion of each executive officer’s compensation contingent upon the Company’s performance as well as upon his own level of performance and contribution to the Company’s performance. Executive officers are eligible to receive bonus compensation upon achievement of certain specified corporate and individual goals. As in previous years, Questcor’s incentive programs are designed to align pay with performance.

In determining its recommendation with respect to an executive officer’s performance compensation, the Compensation Committee evaluates the Company’s and executive officer’s performance in a number of areas. The Company’s performance is measured on both a short-term and long-term basis, and performance compensation is linked to achievement of both corporate and individual goals, the accomplishment of which could increase shareholder value.

At the beginning of the year, the Company established and expressed corporate goals as objectives (“MBOs”). These MBO’s generally related to current year financial and operational goals and milestones for significant longer term projects. Wherever possible, MBO’s were expressed with enough clarity and specificity to be easily measured (including, but not limited to, such measurable metrics as numbers and milestone dates and events). MBO’s were developed with the expectation that established goals are ambitious but achievable, but only if the executive puts forth significant effort above and beyond his duties. Thus, the Compensation Committee, Board of Directors and the Company’s management believed that each of the following goals, while challenging, were reasonably attainable. If the executive officer had more than one objective, the MBO’s were weighted such that the sum of the weights equaled 100%.

For 2009, the Compensation Committee and Board of Directors determined that the Company’s corporate goals consist of the following:

Corporate Goal	Objective Weight	Level of Attainment

Achieve operating income of $60 million	60% (scalable, with achievement of threshold level of $40 million receiving 67% credit)	68%
Obtain FDA approval of sNDA for Infantile Spasms for Acthar(1)	10%	50%
Increase MS-related sales of Acthar to $39 million	15%	100	%(2)
Develop corporate strategic programs	15%	100%

(1)	The FDA accepted for filing the Company’s sNDA, but has not yet met to decide on the status of the sNDA.

(2)	Actual MS sales cannot be precisely determined because of the nature of the Company’s business. Based on the information that it was able to obtain and analyze, the Company believes that its 2009 MS sales revenues were below the target goal of $39 million; nonetheless, the Compensation Committee and Board of Directors viewed the executive officers’ efforts to grow MS sales in 2009 to have been successful.

In 2009, the Board of Directors further based the Company’s executive officers’ incentive compensation upon the level of achievement of the following explicit personal objectives, although the final weighting of each objective and the actual amount of cash bonuses that may be awarded to the specific executive officer remained subject to the discretion of the Board of Directors (which may result in bonuses substantially in excess of, or less than, the incentive target), based upon the recommendation of the Compensation Committee:

Named Executive		2009 Base	Incentive		Objective	Level of
Officer	Position	Salary	Target(1)	Objective	Weight	Attainment

Stephen Cartt	Executive Vice President, Corporate Development	$364,000	55%	Achieve operating income of $60 million (scalable, with achievement of threshold level of $40 million receiving 67% credit)	60%	68%
				Obtain FDA approval of sNDA for Infantile Spasms for Acthar(2)	10%	50%
				Increase MS-related sales of Acthar to $39 million(3)	15%	100%
				Develop corporate strategic programs	15%	100%
Dave Medeiros	Senior Vice President, Pharmaceutical Operations	$338,000	45%	Manage Acthar operational requirements	75%	95%
				Analyze the business environment for Acthar and determine appropriate strategies	10%	100%
				Manage Quality Control and Quality Assurance	10%	100%
				Manage corporate information technology projects	5%	100%
Gary Sawka	Senior Vice President, Finance and Chief Financial Officer	$260,000	45%	Manage corporate financial and accounting responsibilities	75%	100%
				Lead or actively participate in value-added corporate projects	25%	80%

(1)	Targets expressed as a percentage of the executive officer’s 2009 base salary.

(2)	The FDA accepted for filing the Company’s sNDA for Infantile Spasms for Acthar, but has not yet approved the sNDA.

(3)	Actual MS sales cannot be precisely determined because of the nature of the Company’s business. Based on the information that it was able to obtain and analyze, the Company believes that its 2009 MS sales revenues were below the target goal of $39 million; nonetheless, the Compensation Committee and Board of Directors viewed the executive officers’ efforts to grow MS sales in 2009 to have been successful.

Subsequent to year-end, the Company’s Chief Executive Officer solicits informal feedback regarding Company and individual performance from the Board of Directors. After considering this informal feedback from the Board, the Company’s Chief Executive Officer presents his recommendations to the Compensation Committee, along with the results of each executive officer’s MBO’s. The Compensation Committee reviews all calculations and recommendations, applies its judgment, and may make adjustments to the recommendations of the Chief Executive Officer. The Board of Directors reviews the Compensation Committee’s recommendations, considers further adjustments, and ultimately is responsible for approving final award amounts.

In February 2010, the Compensation Committee and Board of Directors reviewed the Chief Executive Officer’s recommendations and subsequently determined each executive officer’s actual level of attainment of his specific performance goals as well as the Company’s corporate goals. The factors that impacted the deliberations of the Chief Executive Officer, the Compensation Committee and the Board of Directors included the following:

•	The successful build out of the Company’s MS sales team and the development of the Company’s approach to that market;

•	The preparation by the executive officers for the Company to enter the Nephrotic Syndrome market, including the relationship built with the key opinion leaders and the resulting initial prescriptions;

•	The executive officers’ performance in managing the various regulatory and governmental issues raised throughout the year;

•	The executive officers’ performance in obtaining a pricing agreement with the Department of Veterans’ Affairs through the Department of Defense’s Tricare program; and

•	The executive officers’ performance in continuing to build the management team through new hires.

As a result, the Compensation Committee and Board of Directors used a quantitative approach to measure objective criteria, but exercised discretion in recommending and determining final performance compensation for the members of the executive team. The Compensation Committee has the power to recommend and the Board of Directors has the ability to approve bonuses substantially in excess of or substantially less than the previously established target bonuses or the amounts resulting from the attainment calculations.

For Messrs. Medeiros and Sawka, who do not have corporate goals as their explicit, personal objectives, the aggregate performance target result of their individual achievement of their personal goals calculation is multiplied by the percentage of the overall level of achievement by the Company of the Company’s corporate goals to determine their baseline incentive award. For purposes of this calculation, the corporate multiplier has an upper limit of 100%. In 2009, the Board of Directors determined the corporate multiplier to be 85%.

Target incentive amounts are developed for each executive officer and expressed as a percent of his base salary. The percentage is correlated to the importance and difficulty of achieving the MBO’s for that executive officer. In exceptional cases, special equity incentive programs may be developed for an executive officer in lieu of all or a portion of his normal cash incentive program. Executives hired during the first nine months of a calendar year are eligible for bonus awards. To calculate the target bonus award, the target bonus percentage established for that executive officer would be multiplied by the salary earned for that partial calendar year.

Generally, to qualify for an award payment under this policy, the employee must be employed continuously through the date on which the award is paid. For executives, Board-approved incentive awards will be paid only after the Audit Committee determines that the results for the year are finalized.

The degree to which an executive officer has achieved his or her MBO’s as well as consideration of extraordinary achievements will guide, but not dictate, the Chief Executive Officer’s recommendation to the Compensation Committee, the Compensation Committee’s recommendation to the Board of Directors and the

Board’s decision. The Compensation Committee and the Board of Directors may elect to waive any conditions, accept, reject, increase, reduce or delay the Chief Executive Officer’s recommendation at its sole discretion.

The award determination of the Board of Directors, if any, is final.

For 2009, the Board of Directors, based on the recommendation of the Compensation Committee, determined the non-equity incentive and bonus amounts awarded to our executive officers (other than Mr. Bailey) as follows:

Name	Title	2009 Cash Bonus

Stephen L. Cartt	Executive Vice President and Chief Business Officer	$170,170
David J. Medeiros	Senior Vice President, Pharmaceutical Operations	$129,285
Gary M. Sawka	Senior Vice President, Finance and Chief Financial Officer	$99,450
David Young, Pharm.D., Ph.D.	Chief Scientific Officer	N/A	(1)
Jason Zielonka, M.D.	Senior Vice President and Chief Medical Officer	N/A	(2)

(1)	Dr. Young commenced employment with the Company on October 30, 2009.

(2)	Dr. Zielonka commenced employment with the Company on February 16, 2010.

The awarding of the executive officers’ bonus awards were contingent on the satisfactory completion of the audit of the Company’s financial statements for the year ended December 31, 2009 by the Company’s independent auditor. While the bonus awards were paid in early March 2010, they were expensed in 2009 as they related to 2009 performance and are included in 2009 compensation in the Summary Compensation Table elsewhere in this Proxy Statement.

In February 2010, at a regularly scheduled meeting, the Company’s Board of Directors set the Company’s executive officers’ (other than Mr. Bailey’s) 2010 incentive bonus target percentages at the same level as they were set in 2009.

Recoupment Policy

In April 2010, the Company adopted a Bonus Compensation Recoupment Policy. The policy includes standards for seeking the return (claw-back) from the Company’s Chief Executive Officer and Chief Financial Officer of all or a portion of incentive compensation awards, whether in the form of cash or equity, upon the occurrence of certain events.

Long-Term Stock Based Incentive Awards

The Company believes that long-term stock based compensation helps drive long-term Company performance by aligning the interests of our executive officers with those of our shareholders. Long-term incentive compensation also facilitates retention of executive officers and other employees through long-term vesting and wealth accumulation. Our long-term incentive compensation program is broad-based, with all of our 77 employees as of December 31, 2009 participating in the program.

We generally use stock options for long-term incentive compensation, as we believe stock options align the interests of executive officers with the interests of shareholders as the value of these stock options increases if and as the stock price increases. Stock options are granted with exercise prices equal to the fair market value of our Common Stock and we do not re-price stock options. We also use performance-based restricted stock grants and performance-based stock option grants in specific circumstances, generally with performance vesting criteria tied to a specific project or financial accomplishment. We became eligible to issue restricted stock with time or performance-based vesting criteria in May 2006, when our shareholders approved our 2006 Equity Incentive Award Plan. Our Compensation Committee continues to examine our equity compensation practices and we may continue to utilize performance-based grants in the future to supplement time-based stock option awards.

The Compensation Committee and Board of Directors also take into account the price of the Company’s stock and the overall value of the grant when approving awards. We also consider the accounting impact of granting equity compensation, including the requirement to expense grant date fair value of options and restricted stock grants under ASC Topic 718.

Each year, the Compensation Committee and Board of Directors consider guidelines relating to the maximum number of stock options and restricted shares available for granting to all employees during that year. This amount, which is not binding on the Compensation Committee or the Board of Directors, varies from year to year, based on specific hiring and retention needs as well as competitive factors, but is generally equal to approximately 2% of our outstanding shares. Most of our grants vest over a four year period from the date of grant and unvested options are returned to the available pool of options if an employee leaves the Company. This approach is intended to result in the total option expense under ASC Topic 718 being no greater than approximately 10% of the Company’s net income. This percentage of net income is approximately equal to the average ASC Topic 718 expense for the peer group of companies listed above.

In February 2010, at a regularly scheduled meeting, the Company’s Board of Directors approved stock option grants to each of the executive officers under the 2006 Equity Incentive Award Plan. These stock options have an exercise price of $5.12 per share, the closing price of the Company’s common stock on the grant date. Each grant allows the executive officer to acquire shares of the Company’s common stock at the $5.12 exercise price over a specified period of time, up to 10 years. As such, the option will provide a return to the executive officer only if the market price of the shares appreciates over the period that the option is vesting or is held. All of these stock options are subject to time-based vesting.

These grants are not reflected in the compensation tables included elsewhere in this Proxy Statement, but are summarized below. Dr. Young did not receive a stock option grant in February 2010 because he received a grant when he started his employment with the Company on October 30, 2009. On February 26, 2010, Dr. Zielonka received a stock option grant in connection with the commencement of his employment, but did not otherwise receive an additional stock option grant. The table below does not include Mr. Bailey, whose compensation is discussed under “CEO Compensation” below.

Named Executive Officer	Stock Options

Stephen L. Cartt	130,000
David J. Medeiros	85,000
Gary M. Sawka	70,000
David Young	N/A	(1)
Jason Zielonka	N/A	(2)

(1)	Dr. Young commenced employment with the Company on October 30, 2009.

(2)	Dr. Zielonka commenced employment with the Company on February 16, 2010.

Other Elements of Compensation and Perquisites

In order to attract and retain employees, the Company provides its executive officers and other employees the following benefits and perquisites.

Medical Insurance.  The Company provides to each executive officer, the executive officer’s spouse and children such health, dental and vision insurance coverage as the Company may from time to time make available to its other executive officers of the same level of employment. The Company pays 100% of the employee premium and 90% of the dependent premium for this insurance for all of its employees. The Company pays 100% of the premiums for this insurance for its executive and non-executive officers. In addition, for all executive and non-executive officers, the Company provides a benefit that offers reimbursement for many out-of-pocket medical expenses including, for example, deductibles, prescription co-pays, and over-the-counter medications.

Life and Disability Insurance.  The Company provides all of its employees, including its executive officers, with disability and life insurance.

Defined Contribution Plan.  The Company offers a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”), a tax-qualified retirement plan, to its eligible employees. The 401(k) Plan permits eligible employees to defer up to 60% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. The plan allows for discretionary contributions by the Company. The Company did not match employee contributions for the year ended December 31, 2009.

Stock Purchase Plan.  The Company’s Employee Stock Purchase Plan, or the ESPP, which qualifies under Section 423 of the Internal Revenue Code, permits participants to purchase Company stock on favorable terms. During 2009, ESPP participants could purchase shares at a price equal to 85% of the stock price on the applicable three month purchase date. To pay for the shares, each participant may authorize periodic payroll deductions between 1% and 15% of his base cash compensation, subject to certain limitations imposed by the Internal Revenue Code. The ESPP is available to all of our employees, including our executive officers.

CEO Compensation

In February 2009, the Board of Directors set Mr. Bailey’s base salary for 2009 at $546,000 and set his 2009 bonus target at 65% of his annual base salary. Mr. Bailey was also granted an option to purchase 220,000 shares of the Company’s common stock at an exercise price of $5.10, the Company’s stock price at the time of grant. Mr. Bailey’s option vests over 48 months, subject to an initial one-year cliff period, and expires ten years following the date of grant. The Compensation Committee based its recommendation on Mr. Bailey’s performance as well as a review of the Company’s peer group and other available compensation survey data.

The Company and Mr. Bailey entered into an employment agreement on June 2, 2008. The terms of that employment agreement provide Mr. Bailey with certain severance and change-of-control provisions should the Company terminate Mr. Bailey’s employment without cause or Mr. Bailey terminates his employment for good reason. Also under the terms of that agreement, Mr. Bailey would receive additional severance compensation and have the vesting of his stock options fully accelerated if his employment is terminated without cause or by Mr. Bailey for good reason in connection with a change in control of the Company. The Company and Mr. Bailey amended certain provisions of Mr. Bailey’s agreement in December 2008 to ensure that the terms of the agreement are compliant with Section 409A of the Code.

For 2009, the Board of Directors, based on the recommendation of the Compensation Committee, determined the non-equity incentive compensation amount awarded to Mr. Bailey. Specifically, Mr. Bailey attained the following levels of his performance objectives:

Named Executive		2009 Base	Incentive		Objective	Level of
Officer	Position	Salary	Target(1)	Objective	Weight	Attainment

Don M. Bailey	President and Chief Executive Officer	$546,000	65%	Achieve operating income of $60 million (scalable, with achievement of threshold level of $40 million receiving 67% credit)	60%	68%
				Obtain FDA approval of sNDA for Infantile Spasms for Acthar(2)	10%	50%
				Increase MS-related sales of Acthar to $39 million(3)	15%	100%
				Develop Strategic, Administrative and Succession Planning Programs	15%	100%

(1)	Targets expressed as a percentage of the executive officer’s 2009 base salary.

(2)	The FDA accepted for filing the Company’s sNDA for Infantile Spasms for Acthar, but has not yet approved the sNDA.

(3)	Actual MS sales cannot be precisely determined because of the nature of the Company’s business. Based on the information that it was able to obtain and analyze, the Company believes that its 2009 MS sales revenues were below the target goal of $39 million; nonetheless, the Compensation Committee and Board of Directors viewed the executive officers’ efforts to grow MS sales in 2009 to have been successful.

In February 2010, the Board of Directors reviewed the Chief Executive Officer’s performance in light of his performance goals as well as the Company’s corporate goals. Following that determination, the Board of Directors applied its collective judgment and adjusted the calculated amount upward of those indicated in the table above. The adjustment takes into account a number of positive factors that favorably impacted the Company’s corporate performance.

As a result, the Board of Directors used a quantitative approach to measure objective criteria, but exercised discretion in determining final performance compensation for Chief Executive Officer, and had the ability to approve bonuses substantially in excess of or substantially less than the previously established target bonuses or the amounts resulting from the attainment calculations. Based upon the above performance targets, overall performance, and their discretion, the Board of Directors awarded Mr. Bailey a non-equity incentive compensation amount of $301,665.

In January 2010, at a regularly scheduled meeting, the Company’s Board of Directors set Mr. Bailey’s base salary for 2010 at $562,380, and approved a stock option grant to Mr. Bailey under the 2006 Equity Incentive Award Plan. This stock option grant has an exercise price of $5.12 per share, the closing price of the Company’s common stock on the grant date. The grant allows Mr. Bailey to acquire up to 280,000 shares of the Company’s common stock at the $5.12 exercise price over a specified period of time, up to 10 years. As such, the option will provide a return to Mr. Bailey only if the market price of the shares appreciates over the option term. This stock option is subject to time-based vesting. In February 2010, at a regularly scheduled meeting, the Company’s Board of Directors continued Mr. Bailey’s 2010 bonus target at 65% of his annual base salary.

Severance Arrangements

Each of the Company’s executive officers is party to an agreement that would provide certain benefits in the event of certain termination events. Each agreement provides that, in the event that the executive officer’s employment is terminated by the Company other than for cause or as a result of the executive officer’s disability, or the executive officer resigns his employment upon 30 days’ prior written notice to the Company following the material decrease in the officer’s responsibilities, or the material breach by the Company of the employment agreement, and such decrease or breach is not cured within 30 days of the Company’s notification of such breach, he will be entitled to receive severance compensation totaling six months of base salary, if such termination occurs during his first three years of employment, or twelve months of base salary, if such termination occurs following his first three years of employment. Mr. Bailey’s severance compensation under the terms of his agreement provides him with twelve months of base salary.

The term “cause” is generally defined among the Company’s executive officers as the following:

•	The executive officer’s material neglect of assigned duties with the Company or the executive officer’s failure or refusal to perform assigned duties with the Company, which continues uncured for thirty (30) days following receipt of written notice of such deficiency from the Board of Directors, specifying the scope and nature of the deficiency;

•	The executive officer’s commission of a felony or fraud; or the executive officer’s misappropriation of property belonging to the Company or its affiliates;

•	The executive officer’s commission of a misdemeanor or act of dishonesty, which causes material harm to the Company;

•	The executive officer’s engaging in any act of moral turpitude which causes material harm to the Company;

•	The executive officer’s breach of the terms of the severance agreement or any trading compliance program or any confidentiality, proprietary information or nondisclosure agreement with the Company; or

•	The executive officer’s working for another company, partnership or other entity, whether as an employee, consultant or director, while an employee of the Company without the prior written consent of the Board of Directors.

Each of the severance agreements are intended to be competitive within the Company’s industry and company size, and thus allow the Company to attract and retain highly qualified individuals. The Company and each of the

Company’s executive officers amended certain provisions of each officer’s severance agreement in December 2008 to ensure that the terms of the agreement are compliant with Section 409A of the Code.

Change of Control Arrangements

Each of the Company’s executive officers is party to an agreement that provides certain benefits upon a change in control of the Company. Each agreement provides that in the event of a change in control, one-hundred percent of such employee’s stock options under any plan of the Company that are then unvested and outstanding shall become vested and exercisable immediately prior to a change in control of the Company. Also, in the event of a change in control, and the executive officer’s employment with the Company is terminated involuntarily other than for cause, the Company shall pay the executive the sum of such executive officer’s annual salary and target bonus for the year in which such termination occurs. The term “cause” is consistent with the definition used in the severance agreements discussed above. The Company believes it is necessary to provide these change of control benefits to attract and retain qualified officers. The Company also believes that these types of arrangements provide executive officers with a level of security in the event of a potential or actual change of control transaction allowing them to focus on their duties during such events. The Company and each of the Company’s executive officers amended certain provisions of each officer’s change of control agreement in December 2008 to ensure that the terms of the agreement are compliant with Section 409A of the Code.

Policies with Respect to Equity Compensation Awards

The Company grants all equity incentive awards based on the fair market value as of the date of grant. The exercise price for incentive stock options is determined by referencing the closing price per share on the Company’s trading exchange on the trading date immediately preceding the grant date. For non-qualified stock options, the Company’s historic practice has been to use the closing price on the date of grant.

Option awards under the compensation programs discussed above are generally made at regularly scheduled Board of Directors meetings. The Company may also make grants of equity incentive awards at the discretion of the Board of Directors in connection with the hiring of new executive officers.

Policies Regarding Tax Deductibility of Compensation

Section 162(m) of the U.S. federal tax code prevents us from taking a tax deduction for non-performance-based compensation in excess of $1 million in any fiscal year paid to the chief executive officer and the three other most highly compensated named executive officers (excluding the chief financial officer). The Compensation Committee attempts to avoid exceeding the limitations set by Section 162(m), but in order to attract and retain talented executive officers, the Compensation Committee may exceed such limits.

Compensation Committee Interlocks and Insider Participation

Relationships and Independence of the Compensation Committee Members

No member of the Compensation Committee was at any time during the 2009 fiscal year an officer or employee of Questcor. During 2009, no executive officer of Questcor served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of Questcor’s Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee reviewed this Compensation Discussion and Analysis and discussed its contents with Company management. Based on the review and discussions, the Committee has recommended that this Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Questcor’s Annual Report on Form 10-K for the year ended December 31, 2009.

Submitted on April 16, 2010, by the members of the Compensation Committee of the Board of Directors.

Virgil D. Thompson, Chairman
Stephen Farrell

Summary Compensation Table

The total compensation paid to or earned by the Company’s Chief Executive Officer, Chief Financial Officer, and each of the other named executive officers other than the Chief Executive Officer and Chief Financial Officer is summarized as follows:

				Restricted		Non-Equity
Name and				Stock	Options	Incentive Plan	All Other
Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Total

Don M. Bailey	2009	$546,000	$—	$—	$706,838	$301,665	$—	$1,554,503
President and Chief	2008	$525,000	$87,938	$—	$1,650,600	$341,250	$—	$2,604,788
Executive Officer	2007	$195,000	$500,000	$—	$215,908	$50,000	$—	$960,908
Gary Sawka	2009	$260,000	$—	$—	$32,129	$99,450	$—	$391,579
Senior Vice President,	2008	$79,833	$—	$—	$464,789	$31,933	$—	$576,555
Finance and Chief Financial Officer
Stephen L. Cartt	2009	$364,000	$—	$—	$321,290	$170,170	$—	$855,460
Executive Vice	2008	$350,000	$60,000	$—	$382,939	$192,500	$—	$985,439
President, Corporate	2007	$274,990	$300,000	$—	$124,452	$90,747	$3,255	$739,444
Development
David J. Medeiros	2009	$338,000	$—	$—	$224,903	$129,285	$—	$692,188
Senior Vice President,	2008	$325,000	$25,000	$—	$264,096	$146,250	$—	$760,346
Pharmaceutical Operations	2007	$242,000	$150,000	$—	$145,194	$79,860	$3,255	$620,309
David Young, Pharm.D., Ph.D(6)	2009	$69,569	$—	$—	$996,590	$—	$—	$1,066,159
Chief Scientific Officer
Jason Zielonka, M.D.(7)	2009	$—	$—	$—	$—	$—	$—	$—
Chief Medical Officer
Steven C. Halladay, Ph.D.(8)	2009	$222,823	$—	$—	$128,516	$30,385	$—	$381,724
Senior Vice President,	2008	$295,000	$—	$529,217	$—	$—	$—	$824,217
Clinical and Regulatory Affairs	2007	$280,000	$—	$—	$—	$92,400	$3,255	$375,655

Footnotes to Summary Compensation Table

(1)	Amounts represent the non-equity incentive compensation awarded to each named executive officer above their target percentages that were based on the achievement of pre-established performance measures for the years reported. This compensation was awarded and paid after actual financial results for the years for which performance was measured were known early in the following year.

(2)	Amount represents the aggregate grant date fair value of restricted stock that was granted in the year reported calculated in accordance with ASC Topic 718, based on the probable outcome of the attainment of pre-established performance objectives. The fair value of restricted stock granted was estimated under the intrinsic value method. The grant date fair value of the restricted stock award assuming maximum payout was $846,743. The restricted stock was subsequently forfeited.

(3)	Amounts represent the aggregate grant date fair value of stock options that were granted in the years reported calculated in accordance with ASC Topic 718. The fair value of options was estimated using the Black-Scholes option valuation model in accordance with the recognition provisions of ASC Topic 718. For a complete description of the valuation methodology and the assumptions used in the estimation, please refer to Note 10, “Preferred Stock and Shareholders’ Equity” to the financial statements included in the Company’s Form 10-K for the year ended December 31, 2009 under “Equity Incentive Plans and Share-based Compensation Expense.” The actual number of awards granted is shown in the “Grants of Plan-Based Awards” table included in this filing.

(4)	Amounts represent the non-equity incentive compensation earned by each named executive officer based on the achievement of pre-established performance measures for the years reported. This compensation was awarded and paid after the actual financial results for the years for which performance was measured were known early in the following year.

(5)	Amounts reported include contributions to the 401(k) plans. In accordance with SEC rules, other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits was less than $10,000.

(6)	Dr. Young started employment as the Company’s Chief Scientific Officer on October 30, 2009.

(7)	Dr. Zielonka started employment as the Company’s Chief Medical Officer on February 16, 2010.

(8)	Dr. Halladay transitioned from the Company on October 31, 2009. Equity awards granted to Dr. Halladay in 2009 were subsequently forfeited as unvested upon his transition from the Company.

Narrative to Summary Compensation Table

See Compensation Discussion and Analysis above for complete description of compensation plans pursuant to which the amounts listed under the Summary Compensation Table and Grants of Plan Based Awards Table were paid or awarded and the criteria for such payment.

Grants of Plan-Based Awards in Fiscal Year 2009

The following table sets forth certain information with respect to the non-equity, stock, and option awards granted during or for the fiscal year ended December 31, 2009 to each of the executives named.

			All
			Other	All Other
			Stock	Options
		Estimated Future	Awards:	Awards:	Exercise	Grant Date
		Payouts Under	Number of	Number of	or Base	Fair Value
		Non-Equity Incentive	Shares	Securities	Price of	of Stock
		Plan Awards(1)	of Stock	Underlying	Option	and Option
	Grant	Target	or Units	Options	Awards	Awards
Name	Date	($)	(#)	(#)	($/sh)	($)(2)

Don M. Bailey	2/26/09			220,000	$5.10	706,838
	N/A	301,665
Gary M. Sawka	2/26/09			10,000	$5.10	32,129
	N/A	99,450
Stephen L. Cartt	2/26/09			100,000	$5.10	321,290
	N/A	170,170
David J. Medeiros	2/26/09			70,000	$5.10	224,903
	N/A	129,285
David Young, Pharm.D., Ph.D.(3)	10/30/09			350,000	$4.54	996,590
Jason Zielonka, M.D.(4)	—	—		—	$—	—
Steven C. Halladay, Ph.D.(5)	2/26/09			40,000	$5.10	128,516
	N/A	30,385

(1)	The amounts shown reflect the 2009 non-equity target compensation awarded to the Company’s executives.

(2)	Amounts represent the grant date fair value under ASC Topic 718 of stock options and restricted stock granted to the named executive officers in 2009. The fair value of options was estimated using the Black-Scholes option valuation model in accordance with the recognition provisions of ASC Topic 718. For a complete description of the valuation methodology and the assumptions used in the estimation, please refer to Note 10, “Preferred Stock and Shareholders’ Equity” to the financial statements included in the Company’s Form 10-K for the year ended December 31, 2009 under “Equity Incentive Plans and Share-based Compensation Expense.”

(3)	Dr. Young started employment as the Company’s Chief Scientific Officer on October 30, 2009.

(4)	Dr. Zielonka started employment as the Company’s Chief Medical Officer on February 16, 2010.

(5)	Dr. Halladay transitioned from the Company on October 31, 2009. Equity awards granted to Dr. Halladay in 2009 were subsequently forfeited as unvested upon his transition from the Company.

Narrative to Grants of Plan Based Awards Table

See Compensation Discussion and Analysis above for complete description of the targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also describes the options and restricted stock grants.

Except for performance based options, all stock option grants vest over 48 months beginning on the grant date, subject to a one year cliff such that no stock options vest until the first anniversary of grant date at which time 25% of such options vest.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on all restricted stock and stock options held by the named executive officers of the Company as of December 31, 2009. All outstanding equity awards are in shares of the Company’s Common Stock.

	Option Awards
				Equity			Stock Awards
				Incentive				Market		Market or
				Plan			Number	Value of		Payout
				Awards:			of Shares	Shares or	Number of	Value of
	Number of	Number of		Number of			or Units	Units of	Unearned	Unearned
	Securities	Securities		Securities			of Stock	Stock	Shares	Shares
	Underlying	Underlying		Underlying			That	That	That	That
	Unexercised	Unexercised		Unexercised	Option		Have	Have	Have	Have
	Options	Options		Unearned	Exercise	Option	Not	Not	Not	Not
	Exercisable	Unexercisable		Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	(#)	(#)		(#)	($)	Date	(#)	($)	(#)	($)

Don M. Bailey	39,895	2,605	(1)		1.74	5/17/16
	28,437	4,063	(1)		1.47	12/31/16
	258,339				0.44	7/01/17
	229,166	270,834	(2)		5.09	2/05/18
		220,000	(2)		5.10	2/25/19
Gary M. Sawka	40,625	89,375	(2)		5.49	9/09/18
		10,000	(2)		5.10	2/25/19
Stephen L. Cartt	50,000				0.46	3/07/15	14,201	67,455
	143,750	6,250	(2)		0.98	2/26/16
	93,749	6,251	(2)		1.43	3/22/16
	85,000	35,000	(2)		1.37	2/08/17
	53,166	62,834	(2)		5.09	2/05/18
		100,000	(2)		5.10	2/25/19
David J. Medeiros	200,000				1.02	6/08/13
	27,084				0.60	12/10/13
	30,000				0.89	2/23/14
	18,230				0.44	9/16/14
	100,000				0.51	3/28/15
	115,000	5,000	(2)		0.98	2/26/16
	20,000			20,000	1.77	7/27/16
	99,166	40,834	(2)		1.37	2/08/17
	36,666	43,334	(2)		5.09	2/05/18
		70,000	(2)		5.10	2/25/19
David Young, Pharm.D., Ph.D.(3)	20,312	4,688	(1)		1.64	9/21/16
	10,937	4,063	(1)		1.47	12/31/16
	10,000				0.87	5/10/17
	3,750				0.43	7/15/17
	24,687	7,813	(1)		5.77	12/31/17
	20,937	11,563	(1)		9.31	12/31/18
		350,000	(2)		4.54	10/29/19
Jason Zielonka, M.D.(4)	—	—			—	—
Steven C. Halladay, Ph.D.(5)	114,583				1.10	10/15/16

(1)	Options vest monthly over 48 months from the date of grant.

(2)	Options vest monthly over 48 months from the date of grant. The options have a 12 month cliff, whereby no options vest until after the twelfth month from the date of grant.

(3)	Dr. Young started employment as the Company’s Chief Scientific Officer on October 30, 2009.

(4)	Dr. Zielonka started employment as the Company’s Chief Medical Officer on February 16, 2010.

(5)	Dr. Halladay transitioned from the Company on October 31, 2009.

Option Exercises and Stock Vested During Fiscal Year 2009

The following table provides information on all stock option exercises and vesting of restricted stock awards held by the named executive officers of the Company as of December 31, 2009.

Option Awards
	Number of Shares		Stock Awards
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

Don M. Bailey
Gary M. Sawka
Stephen L. Cartt	250,000	1,404,791	14,201	66,745
David J. Medeiros
David Young, Pharm.D., Ph.D.(1)
Jason Zielonka, M.D.(2)

(1)	Dr. Young started employment as the Company’s Chief Scientific Officer on October 30, 2009.

(2)	Dr. Zielonka started employment as the Company’s Chief Medical Officer on February 16, 2010.

Potential Payments Upon Termination or Change in Control

The following table summarizes the potential payments and benefits to the Company’s named executive officers upon termination of employment without cause or under a change in control. The table below reflects benefits to the Company’s named executive officers assuming their employment was terminated on the last day of the Company’s reporting period, December 31, 2009, in accordance with SEC rules.

		Termination Without Cause
		Without Change of	Without Change of
		Control	Control
		Within 3 Years of	After 3 Years of		With Change of
Officers	Benefits	Employment	Employment		Control(1)

Don M. Bailey	Salary	$546,000		$546,000	$1,092,000
	Bonus	—		—	709,800
	Option Acceleration(2)	—		—	21,168

	Total	$546,000		$546,000	$1,822,968

Gary M. Sawka	Salary	$130,000		$260,000	$260,000
	Bonus				117,000
	Option Acceleration(2)				—

	Total	$130,000		$260,000	$377,000

Stephen L. Cartt	Salary	N/A		$364,000	$364,000
	Bonus		$		200,200
	Option Acceleration(2)		$		230,071

	Total	$—		$364,000	$794,271

David J. Medeiros	Salary	N/A		$338,000	$338,000
	Bonus		$		152,100
	Option Acceleration(2)		$		216,469

	Total	$—		$338,000	$706,569

David Young, Pharm.D., Ph.D.(3)	Salary	$204,000		$408,000	$408,000
	Bonus				244,800
	Option Acceleration(2)				101,406

	Total	$204,000		$408,000	$754,206

(1)	The Company assumed the termination or a change in control took place on December 31, 2009, and the potential payments upon termination were calculated based on the terms of the most current agreements with the officers.

(2)	The value of accelerated vesting of options and restricted stock was estimated under the intrinsic method. The closing price of the Company’s stock on December 31, 2009 was compared to the exercise prices to determine the spread for each option or share of restricted stock, and the spread was applied to the “in-the-money” options and shares of restricted stock that were unvested as of December 31, 2009. For the purpose of this calculation, the Company used $4.75 per share which was the closing price on the last business day of the fiscal year.

(3)	Dr. Young started employment as the Company’s Chief Scientific Officer on October 30, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors adopted a Related Party Transaction Policy which is administered by the Audit Committee. This is a written policy which applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $25,000 and a related person has a direct or indirect material interest. Under the Policy, all such transactions shall be presented to the Audit Committee for review and approval in advance of such transactions. If it is not feasible to obtain advance approval of a related party transaction, such transactions shall be subject to Audit Committee ratification and the Company may enter into such transactions prior to obtaining Audit Committee approval only if the terms of such transactions allow them to be rescinded at no cost to the Company in the event they are not ratified by the Audit Committee. Any material change to an approved related party transaction shall be subject to further approval or ratification by the Audit Committee.

An immediate family member of the Company’s Chief Executive Officer provided certain consulting services to the Company during 2009. This individual was subsequently hired as an employee effective September 8, 2009. Total compensation for the year ended December 31, 2009 was $135,000. In accordance with the Company’s Related Party Transaction Policy, this transaction was approved by the Audit Committee. In addition, an immediate family member of one of the Company’s non-executive Vice Presidents is a Senior Vice President for a company that provided certain consulting services to the Company totaling $134,000 for the year ended December 31, 2009.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Odenberg, Ullakko, Muranishi & Co. LLP (“OUM”) as the Company’s independent registered public accounting firm for the year ending December 31, 2010, and has further directed that management submit the selection of this independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. Representatives of OUM are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of the selection of OUM as the Company’s independent registered public accounting firm is not required by the Bylaws or otherwise. However, the Board of Directors is submitting the selection of OUM to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

The affirmative vote of the holders of a majority of the voting power represented by the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of OUM. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by OUM for the audit of the Company’s financial statements for the year ended December 31, 2009 and December 31, 2008 and fees billed for other services rendered by OUM during those periods.

	2009	2008

Audit Fees	$365,000	$346,000
Audit-Related Fees	0	0
Tax Fees	67,983	0
All Other Fees	0	0

Total	$432,983	$346,000

Audit fees include the audit of the Company’s annual financial statements presented in the Company’s Annual Report on Form 10-K, reviews of interim financial statements presented in the Company’s Quarterly Reports on Form 10-Q and accounting, reporting and disclosure consultations related to those audits, fees related to consents and reports in connection with regulatory filings and attestation services related to Sarbanes-Oxley compliance. Tax fees include tax return preparation and tax consultation services.

The Company’s Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of OUM, and has concluded that the provision of such services to the degree utilized is compatible with maintaining the independence of the Company’s registered public accounting firm. All services provided by OUM in 2009 and 2008 were pre-approved by the Audit Committee after review of each of the services proposed for approval.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. All fees of OUM for the year ended December 31, 2009 were approved by the Audit Committee. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE
SELECTION OF ODENBERG, ULLAKKO, MURANISHI & CO. LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORT

Questcor’s Annual Report on Form 10-K for the year ended December 31, 2009 (without exhibits), is being made available to each shareholder with this proxy statement. The Annual Report on Form 10-K is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

By Order of the Board of Directors,

Michael H. Mulroy
Secretary

Union City, California,
April 16, 2010

Exhibit A

Amended and Restated Charter
of the Audit Committee
of Questcor Pharmaceuticals, Inc.

This Amended and Restated Audit Committee Charter was adopted by the Board of Directors (the “Board”) of Questcor Pharmaceuticals, Inc. (the “Company”) on April 14, 2009.

I.	Purpose

The purpose of the Audit Committee (the “Committee”) is to assist the Board with its oversight responsibilities regarding: (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the external auditor’s qualifications and independence; and (d) the cost and performance of the Company’s external auditor. The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements as well as the Company’s financial reporting process, accounting policies, internal accounting controls and disclosure controls and procedures. The external auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles and reviewing the Company’s quarterly financial statements. Except as otherwise expressly set forth herein, the Committee’s responsibilities are limited to oversight. Without limiting the generality of the foregoing, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosure are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations. Each member of the Committee shall be entitled to rely on the integrity of those persons within the Company and of the professionals and experts (including the Company’s external auditor (or others responsible for the internal audit function, if applicable, including contracted non-employee or audit or accounting firms engaged to provide internal audit services)) from which the Committee receives information.

Further, auditing literature, particularly Statement of Accounting Standards No. 100, defines the term “review” to include a particular set of required procedures to be undertaken by external auditors. The members of the Committee are not external auditors, and the term “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

II.	Membership

The Committee shall consist of at least three members of the Board, each of whom satisfies the independence requirements of NASDAQ Rule 5605(a)(2) and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each Committee member shall (a) be affirmatively determined by the Board to not have a relationship with the Company that would interfere with the exercise of independent judgment; (b) not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (c) shall be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. At least one Committee member shall have had past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board. Committee members may be removed from the Committee, with or without cause, by the Board.

III. Meetings and Procedures

The Chair (or in his or her absence, a member designated by the Chair or the remaining members of the Committee) shall preside at each meeting of the Committee and set, in consultation with the other members of the Committee, the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

The Committee shall meet at least once during each fiscal quarter and more frequently as the Committee deems desirable. The Committee shall meet separately, periodically, with management and with the external auditor. The Committee chairperson shall report on Committee activities to the full Board from time to time and shall cause the Committee minutes to be provided to the Board on an ongoing basis.

All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the external auditor, any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including, but not limited to, any non-management director that is not a member of the Committee.

The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate and reasonable funding, as determined by the Committee, for payment of compensation to the external auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

IV.	Powers and Responsibilities

Interaction with the External Auditor

a. Appointment and Oversight.  The Committee shall be directly responsible and have sole authority for the appointment, compensation, retention and oversight of the work of the external auditor (including resolution of any disagreements between Company management and the external auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the external auditor shall report directly to the Committee.

b. Pre-Approval of Services.  Before the external auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. Committee pre-approval of audit and non-audit services will not be required if such services fall within available exceptions established by the SEC. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting. If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the external auditor.

c. Independence of External Auditor.  The Committee shall, at least annually, review the independence and quality control procedures of the external auditor and the experience and qualifications of the external auditor’s senior personnel that are providing audit services to the Company. In conducting its review:

i. The Committee shall obtain and review a report prepared by the external auditor describing (1) the auditing firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues.

ii. The Committee shall ensure that the external auditor prepare and deliver, at least annually and before the engagement of the external auditor, a written statement delineating all relationships between the external auditor and the Company, consistent with Public Company Accounting Oversight Board Ethics and Independence Rule 3526. The Committee shall discuss with the external auditor any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the external auditor. If the Committee determines that further inquiry is advisable, the Committee shall take appropriate action in response to the external auditor’s report to satisfy itself of the auditor’s independence.

iii. The Committee shall confirm with the external auditor that the external auditor is in compliance with the partner rotation requirements established by the SEC.

iv. The Committee shall consider whether the Company should adopt a rotation of the annual audit among independent auditing firms.

v. The Committee shall, if applicable, consider whether the external auditor’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the external auditor.

Annual Financial Statements and Annual Audit

d. Meetings with Management, the External auditor.

i. The Committee shall meet with management and the external auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

ii. The Committee shall review and discuss with management and the external auditor: (1) major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles, and any significant matters regarding internal control over financial reporting that have come to the external auditor’s attention during the course of the audit work, and special audit procedures related to those matters; (2) any analyses prepared by management or the external auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; and (3) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

iii. The Committee shall review and discuss the annual audited financial statements with management and the external auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

e. Separate Meetings with the External Auditor.

i. The Committee shall review with the external auditor any problems or difficulties the external auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters. Among the items that the Committee should consider reviewing with the external auditor are: (1) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (2) any communications between the audit team and the external auditor’s national office respecting auditing or accounting issues presented by the engagement; and (3) any “management” or “internal control” letter issued, or proposed to be issued, by the external auditor to the Company. The Committee shall obtain from the external auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.

ii. The Committee shall discuss with the external auditor the report that such auditor is required to make to the Committee regarding: (1) all accounting policies and practices to be used that the external auditor identifies as critical; (2) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the external auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the external auditor; and (3) all other material written communications between the external auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, external auditor’s engagement letter, external auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

iii. The Committee shall discuss with the external auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect.

f. Recommendation to Include Financial Statements in Annual Report. The Committee shall, based on the review and discussions in paragraphs c(iii) and e(iii) above, and based on the disclosures received from the external auditor regarding its independence and discussions with the auditor regarding such independence pursuant to subparagraph c(ii) above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

Quarterly Financial Statements

g. Meetings with Management, and the External Auditor. The Committee shall review and discuss the quarterly financial statements with management and the external auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Other Powers and Responsibilities

h. The Committee shall discuss with management and the external auditor the Company’s earnings press releases (with particular focus on any “pro forma” or “adjusted” non-GAAP information).

i. The Committee shall review all related party transactions and off-balance sheet transactions on an ongoing basis and all such transactions must be approved by the Committee.

j. The Committee shall discuss with management and the external auditor any of the following which are brought to the Committee’s attention: correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process or accounting policies.

k. The Committee shall discuss with management and outside counsel any legal matters brought to the Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.

l. The Committee shall request assurances from management that the Company’s foreign subsidiaries and foreign affiliated entities, if any, are in conformity with applicable legal requirements, including disclosure of affiliated party transactions.

m. The Committee shall discuss with management the Company’s policies with respect to risk assessment and risk management. The Committee shall discuss with management the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.

n. The Committee shall set clear hiring policies for employees or former employees of the Company’s external auditor.

o. The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters.

p. The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements required by Item 306 of Reg. S-K, for inclusion in each of the Company’s annual proxy statements.

q. The Committee, through its Chair, shall report regularly to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s external auditor, or any other matter the Committee determines is necessary or advisable to report to the Board.

r. The Committee shall at least annually perform an evaluation of the performance of the Committee and its members, including a review of the Committee’s compliance with this Charter.

s. The Committee shall at least annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.

Exhibit B

Amended and Restated Charter
of the Nominating and Corporate Governance Committee
of Questcor Pharmaceuticals, Inc.

This Amended and Restated Nominating and Corporate Governance Committee Charter was adopted by the Board of Directors (the “Board”) of Questcor Pharmaceuticals, Inc. (the “Company”) as of April 14, 2009.

I.	Purpose

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) of the Board is to assist the Board in discharging the Board’s responsibilities regarding:

a. the identification of qualified candidates to become Board members;

b. the selection of nominees for election as directors at the next annual meeting of shareholders (or special meeting of shareholders at which directors are to be elected);

c. the selection of candidates to fill any vacancies on the Board;

d. the selection of the Chairperson of the Board, the staffing of Board Committees and the selection of the chairpersons of such committees; and

e. the analysis and recommendation to the Board on corporate governance matters applicable to the Company.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

II.	Membership

The Committee shall be composed of at least three directors as determined by the Board, none of whom shall be an employee of the Company and each of whom shall, at a minimum, (i) satisfy the independence requirements of NASDAQ Rule 5605(a)(2), and (ii) qualify as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board. Committee members may be removed from the Committee, with or without cause, by the Board.

III. Meetings and Procedures

The Chair (or in his or her absence, a member designated by the Chair or remaining members of the Committee) shall preside at each meeting of the Committee and set, in consultation with the other members of the Committee, the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are consistent with the provisions of the Company’s bylaws.

The Committee shall meet at least once per year and more frequently as the Committee deems necessary or desirable.

All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, or any other person whose presence the Committee believes to be desirable and

B-1

appropriate. Notwithstanding the foregoing, the Committee may exclude from its meetings any person it deems appropriate, including but not limited to, any non-management director that is not a member of the Committee.

The Committee shall have the authority, as it deems appropriate, to retain or replace, as needed, any independent counsel or other outside expert or advisor that the Committee believes to be desirable and appropriate. The Committee, in its discretion, may also use the services of the Company’s regular inside or outside legal counsel or other advisors to the Company. The Company shall provide for appropriate and reasonable funding, as determined by the Committee, for payment of compensation to any such persons retained by the Committee. The Committee shall have sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve such search firm’s fees and other retention terms.

The Committee shall cause to be kept adequate minutes of its proceedings and the Chair shall report on the Committees’ actions and activities at the next quarterly meeting of the Board.

IV.	Duties and Responsibilities

a.

i. At an appropriate time prior to each annual meeting of shareholders at which directors are to be elected or reelected, the Committee shall recommend to the Board for nomination by the Board such candidates as the Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve.

ii. At an appropriate time prior to each annual meeting of shareholders at which directors are to be elected or reelected, the Committee shall recommend to the Board for approval by the Board the Chair of the Board, the staffing and chairs of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and such other committees as may exist which the Committee deems appropriate.

iii. At an appropriate time after a vacancy arises on the Board or a director advises the Board of his or her intention to resign, the Committee may recommend to the Board for appointment by the Board to fill such vacancy, such prospective member of the Board as the Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve.

iv. The foregoing notwithstanding, if the Company is legally required by contract or otherwise to permit a third party to designate one or more of the directors to be elected or appointed, then the nomination or appointment of such directors shall be governed by such requirements.

b. The Committee shall, at least annually and independently from the Board’s own review, review the performance of each current director and shall consider the results of such evaluation when determining whether or not to recommend the nomination of such director for an additional term.

c. In appropriate circumstances, the Committee, in its discretion, shall consider and may recommend to the Board the removal of a director for cause, as cause is defined in Section 302 of the California Corporations Code, in accordance with the applicable provisions of the Company’s Articles of Incorporation and bylaws.

d. The Committee may make recommendations to the Board regarding governance matters applicable to the Company, including, but not limited to, (i) the Company’s Articles of Incorporation and bylaws, (ii) this Charter and the charters of the Company’s other committees, (iii) possible conflicts of interest of Board members and of Company officers, (iv) Company defenses against unsolicited takeover proposals, and (v) shareholder proposals or shareholder nominations for director that have been submitted to the Company.

e. The Committee shall evaluate its own performance on an annual basis, including its compliance with this Charter, and provide the Board with any recommendations for changes in procedures or policies governing the Committee. The Committee shall conduct such evaluation and review in such manner as it deems appropriate.

f. The Committee shall periodically report to the Board on its findings and actions.

g. The Committee shall review and reassess this Charter at least annually and submit any recommended changes to the Board for its consideration.

V.  Delegation of Duties

In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee.

B-2

Exhibit C

Amended and Restated Charter
of the Compensation Committee
of Questcor Pharmaceuticals, Inc.

This Amended and Restated Compensation Committee Charter was adopted by the Board of Directors (the “Board”) of Questcor Pharmaceuticals, Inc. (the “Company”) on April 14, 2009.

I.	Purpose

The purpose of the Compensation Committee (the “Committee”) is (1) to assist the Board in discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and other employees, including by designing (in consultation with management or the Board), recommending to the Board for approval, and evaluating the compensation plans, policies and programs of the Company, and (2) to produce an annual report on executive compensation for inclusion in the Company’s proxy materials in accordance with applicable rules and regulations. The Committee shall ensure that compensation programs are designed to encourage high performance, promote accountability and assure that employee interests are aligned with the interests of the Company’s shareholders. The Committee shall also assist the Board with respect to decisions regarding director compensation.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it. With respect to matters for which final decision-making authority has not been granted by the Board, including with respect to the salaries, bonuses and equity compensation of the Company’s executive officers, decisions of the Committee shall be subject to the Board’s ratification.

II.	Membership

The Committee shall be composed of at least two directors as determined by the Board, none of whom shall be an employee of the Company and each of whom shall, at a minimum, (i) satisfy the independence requirements of NASDAQ Rule 5605(a)(2), and (ii) qualify as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board. Committee members may be removed from the Committee, with or without cause, by the Board. Any action duly taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership provided herein.

III. Meetings and Procedures

The Chair (or in his or her absence, a member designated by the Chair or if the Chair is absent and makes no designation, by the Board) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

The Committee shall meet on a regularly scheduled basis at least four times per year and more frequently as the Committee deems necessary or desirable.

All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, any other financial personnel employed or retained by the Company or any other person whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Chief Executive Officer may not be present during voting or deliberations concerning his or her compensation, and the Committee may exclude from its meetings any persons it deems appropriate, including but not limited to, any non-management director that is not a member of the Committee.

The Committee shall have the sole authority, as it deems appropriate, to retain and/or replace, as needed, any independent counsel, compensation and benefits consultants and other outside experts or advisors as the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate and reasonable funding, as determined by the Committee in its sole discretion, for payment of compensation to any such persons retained by the Committee.

The Committee shall cause to be kept adequate minutes of its proceedings and the Chair shall report on the Committees’ actions and activities at the next quarterly meeting of the Board.

IV.	Duties and Responsibilities

a. The Committee shall, at least annually, review the compensation philosophy of the Company, and approve the Company’s “Compensation Philosophy and Process” document setting forth the Company’s compensation philosophy.

b. The Committee shall, at least annually, review and make recommendations to the Board regarding corporate goals and objectives relating to the compensation of the chief executive officer, evaluate the performance of the chief executive officer in light of those goals and objectives and set the compensation of the chief executive officer based on such evaluation, subject to the Board’s ratification.

c. The Committee shall, at least annually, review and make recommendations to the Board regarding individual goals and objectives relating to the compensation of all other officers (as such term is defined in Rule 16a-1, promulgated under the Securities Exchange Act of 1934), evaluate the performance of such officers in light of those goals and objectives and set the compensation of such officers based on such evaluations, subject to the Board’s ratification.

d. For non-executive officers and non-officer employees of the Company, the Committee shall have full Board authority to make final decisions relating to compensation matters, including, without limitation, with respect to the granting of equity awards, amendments or terminations of previous equity awards, the setting of salaries, the granting of bonus awards, and severance arrangements. The Committee shall provide a report to the Board regarding such grants at the next regularly scheduled Board meeting following the date of such grants.

e. The Committee shall review and make recommendations to the Board regarding all executive officers’ employment agreements and severance arrangements.

f. The Committee shall make recommendations to the Board regarding whether and how to repurchase securities from terminated employees.

g. The Committee shall periodically review all annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans (including 401(k), employee stock purchase plan, long-term incentive plan, management incentive plan and others), and with respect to each plan shall have responsibility for:

i. general administration;

ii. setting performance targets under all annual bonus and long-term incentive compensation plans as appropriate;

iii. determining whether any and all performance targets used for any performance-based equity compensation plans have been met before payment of any executive bonus or compensation or exercise of any executive award granted under any such plan(s);

iv. making recommendations to the Board regarding all amendments to, and terminations of, all compensation plans and any awards under such plans; and

v. determining awards under any performance-based annual bonus, long-term incentive compensation and equity compensation plans to executive officers, including stock options and other equity rights (e.g., restricted stock, stock purchase rights).

Any such determination under this Paragraph 7 relating to one or more executive officers of the Company shall be subject to Board ratification.

h. The Committee shall recommend to the Board the establishment of policies concerning perquisite benefits and shall periodically review such policies.

i. The Committee shall oversee the Company’s regulatory compliance with respect to compensation matters, including the Company’s policies on structuring compensation programs to preserve tax deductibility and, as and when required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.

j. The Committee shall make recommendations to the Board regarding the Company’s policy with respect to change of control or “parachute” payments.

k. The Committee shall review executive officer and director indemnification matters and shall recommend to the Board a course of action regarding whether to indemnify an officer or director.

l. The Committee shall review the Compensation Discussion & Analysis required by the Securities and Exchange Commission’s (the “SEC”) rules and regulations, and recommend to the Board whether the Compensation Discussion & Analysis should be included in the Company’s annual proxy statement or other applicable SEC filings. The Committee shall prepare and approve the Compensation Committee Report for inclusion in the Company’s annual proxy statement or other applicable SEC filings.

m. The Committee shall evaluate its own performance on an annual basis, including its compliance with this Charter, and provide any written material with respect to such evaluation to the Board, including any recommendations for changes in procedures or policies governing the Committee. The Committee shall conduct such evaluation and review in such manner as it deems appropriate.

n. The Committee shall review and reassess this Charter at least annually and submit any recommended changes to the Board for its consideration.

V.	Delegation of Duties

In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee.

PROXY
QUESTCOR PHARMACEUTICALS, INC.
Proxy Solicited by the Board of Directors
Annual Meeting of Shareholders — May 28, 2010
     The undersigned hereby nominates, constitutes and appoints Don Bailey and Gary Sawka, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Questcor Pharmaceuticals, Inc. which the undersigned is entitled to represent and vote at the 2010 Annual Meeting of Shareholders to be held on May 28, 2010 at 8:00 a.m. local time at the corporate offices of Questcor Pharmaceuticals, Inc., 3260 Whipple Road, Union City, California 94587, and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 and 2.
1.	ELECTION OF DIRECTORS:

☐	FOR	☐	WITHHOLD AUTHORITY
	all nominees listed below (except		to vote for all nominees listed below
as marked to the contrary below)
Election of the following nominees as directors: Don M. Bailey, Neal C. Bradsher, Stephen C. Farrell, Louis Silverman, and Virgil D. Thompson.
(Instructions: To withhold authority to vote for any nominee, print that nominee’s name in the space provided below.)

2.	RATIFICATION OF THE SELECTION OF ODENBERG, ULLAKKO, MURANISHI & CO. LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010:

☐ FOR	☐ AGAINST	☐ ABSTAIN

IN THEIR DISCRETION, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY
ADJOURNMENT OR POSTPONEMENT THEREOF.
IMPORTANT—PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY AND “FOR” RATIFICATION OF THE SELECTION OF ODENBERG, ULLAKKO, MURANISHI & CO. LLP.

Date , 2010

(Signature of shareholder)

Please sign exactly as the name appears above. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.
     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.